ESCO TECHNOLOGIES INC.
9900A Clayton Road, St. Louis, Missouri 63124

NOTICE AND PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS
OF ESCO TECHNOLOGIES INC.

St. Louis, Missouri
December 19, 2012

TO THE SHAREHOLDERS OF ESCO TECHNOLOGIES INC.:

The 2013 Annual Meeting of the Shareholders of ESCO Technologies Inc. will be held on February 6, 2013 at the headquarters of PTI Technologies Inc., a subsidiary of the Company, located at 501 Del Norte Boulevard, Oxnard, California 93030, beginning at 9:30 a.m. Pacific Time, to consider and act upon the following proposals:

1.	To elect V.L. Richey, Jr. and J.M. Stolze as directors of the Company to serve for three-year terms expiring in 2016;
2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2013;
3.	To approve the Company’s 2013 Incentive Compensation Plan;
4.	To cast an advisory vote to approve the compensation of the Company’s executive officers; and
5.	To transact such other business, if any, as may properly come before the meeting or any adjournment thereof.

Your Board of Directors recommends a vote “FOR” proposals 1, 2, 3 and 4.

Shareholders of record at the close of business on December 7, 2012 are entitled to vote at the Meeting.

Information about each of the above Proposals, as well as additional relevant information concerning the Company, is set forth in the accompanying Proxy Statement. Instructions for voting, as well as for receiving a paper copy of the Proxy Materials, are set forth in the “Important Notice Regarding the Availability of Proxy Materials” for the Annual Meeting sent to all Shareholders beginning on or about December 19, 2012.

Thank you for your ongoing support.

ESCO TECHNOLOGIES INC.

By:	Chairman, Chief Executive Officer and President

Secretary

Even though you may plan to attend the Meeting in person, please vote electronically via the Internet or by telephone (toll-free 1-888-425-6186), or, if you requested paper or e-mail copies of the proxy materials, please complete, sign, date and return the proxy card.

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PROXY STATEMENT

This Proxy Statement is being furnished by ESCO Technologies Inc. (the “Company”) beginning on or about December 19, 2012, in connection with the solicitation of proxies for the Company’s 2013 Annual Meeting of Shareholders. The Meeting will be held at the headquarters of PTI Technologies Inc., a subsidiary of the Company, located at 501 Del Norte Boulevard, Oxnard, California 93030, beginning at 9:30 a.m. Pacific Time, for the purposes set forth in the Notice of Annual Meeting above.

The Notice of Annual Meeting was first sent on or about December 19, 2012 to all persons who held shares of the Company’s common stock (“Shares”) as of the close of business on December 7, 2012, the record date for determining the persons entitled to vote at the Meeting. These persons are referred to in this Proxy Statement as the “Shareholders.” As of the record date, there were 26,392,634 Shares outstanding and entitled to be voted at the Meeting.

This proxy solicitation is being made by the Board of Directors of the Company by mail and via the Internet. Proxies may also be solicited by telephone, e-mail or fax by directors, officers or regular employees of the Company. The expenses of this solicitation will be paid by the Company.

Whether or not you expect to be present in person at the Meeting, please vote in advance using one of the voting methods described in the “Important Notice Regarding the Availability of Proxy Materials” sent to the Shareholders beginning on or about December 19, 2012, which contained instructions on how to access the proxy materials and vote electronically via the Internet, by phone, by mail, or in person. That Notice also contained instructions on how to request a paper or e-mail copy of the proxy materials, including the Company’s 2012 Annual Report to Shareholders, this Proxy Statement, and a proxy card. The 2012 Annual Report to Shareholders and this Proxy Statement are also available for review at www.escotechnologies.com.

In voting, you have several choices:

•	You may vote on each proposal, in which case your Shares will be voted in accordance with your choices.
•	You may abstain from voting on any proposal, or withhold authority to vote for any one or more directors, which will have the effect described under the description of that proposal.
•	You may return a properly executed proxy form without indicating your preferences, in which case the proxies will vote the Shares as follows: (1) FOR election of the directors nominated by the Board of Directors, (2) FOR ratifying the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2013,
(3) FOR approval of the 2013 Incentive Compensation Plan, (4) FOR the advisory approval of executive compensation, and (5) in the proxy holder’s discretion on such other business, if any, as may properly come before the Meeting.

You will have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company, or by duly executing and delivering a proxy bearing a later date, or by attending the Meeting and casting a contrary vote in person.

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ITEMS TO BE VOTED ON AT THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR the election of V.L. Richey, Jr. and J.M. Stolze as directors of the Company.

The Company's Bylaws provide that the number of directors shall not be less than three nor greater than ten, and shall be determined from time to time by majority vote of the Board of Directors. In accordance with the Bylaws, the Board of Directors has fixed the number of directors at seven.

The Board is divided into three classes, with the terms of office of each class ending in successive years. Two current directors of the Company have been nominated to be reelected for three-year terms expiring at the 2016 Annual Meeting, or until their respective successors have been elected and qualified. Proxies cannot be voted for more than two nominees.

Should any one or more of the nominees become unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board may recommend.

Certain information with respect to these nominees and the other directors whose terms of office will continue after the Meeting is set forth below, including each director’s business experience, directorships at other public companies during at least the past five years, and the specific experience, qualifications, attributes and skills which, among other reasons, have led the Board to conclude that such person is qualified to serve as a director.

Further information about the Board of Directors and its committees is set forth in the section captioned “Corporate Governance Information” beginning on page 15.

Nominees for Terms Ending in 2016

V.L. Richey, Jr.	Age 55; Director since 2002

Principal Occupation and Business Experience:  Mr. Richey has been the Chairman, Chief Executive Officer and President of the Company since 2003. He joined the Company in 1990 and previously served in a number of positions including Vice President of Sales and Marketing for one of the Company’s former divisions; Vice President of Administration; Vice President responsible for the Company’s Communications and Test segments; and President and Chief Operating Officer.

Public Company Directorships:  In addition to serving on the Company’s Board of Directors, Mr. Richey is a director of Nordson Corporation, a leader in precision dispensing equipment for applying industrial liquid and powder coatings, adhesives and sealants to numerous consumer and industrial products during manufacturing operations, where he serves as a member of the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee.

Other Experience and Education:  Prior to joining the Company, Mr. Richey was employed by Emerson Electric Co., an international technology and engineering provider of process management, network power, industrial automation, climate technologies, and commercial and accidental solutions, as Assistant to the President, Electronics and Space Division. He previously served in the United States Army as a Military Intelligence Officer. Mr. Richey has a Bachelor of Arts degree from Western Kentucky University and a Masters in Business Administration degree from Washington University in St. Louis, Missouri.

Reasons for Board Membership:  Mr. Richey’s broad range of ever-increasing responsibilities with the Company and his long service make him uniquely qualified to provide the Board of Directors with valuable insights into the Company, its strengths and weaknesses and its employees.

J.M. Stolze	Age 69; Director since 1999

Principal Occupation and Business Experience:  Mr. Stolze served as the Vice President and Chief Financial Officer of Stereotaxis, Inc., a manufacturer of medical instruments, from May 2004 until his retirement in December 2009. Previously, Mr. Stolze served as Executive Vice President and Chief Financial Officer, MEMC Electronic Materials Inc. and prior thereto as Audit Partner for KPMG LLP.

Public Company Directorships:  Mr. Stolze currently serves on the Company’s Board of Directors.

Other Experience and Education:  Mr. Stolze is a member of the Board of Directors and Chairman of the Audit Committee of ISTO Technologies, Inc., an orthobiologics company; and a member of the Board of Trustees and member of the Facilities and Real Estate Committee, Maryville University, St. Louis, Missouri. Mr. Stolze received a Bachelor of Science degree in Mechanical Engineering from the University of Notre Dame and a Masters in Business Administration degree from the University of Michigan. He holds a Certified Public Accountant (CPA) license from the State of Missouri.

Reasons for Board Membership:  Mr. Stolze’s experience in the accounting profession as well as his experience in corporate finance and treasury matters and domestic and foreign manufacturing has enabled Mr. Stolze to provide valuable advice and direction. As Chairman of the Audit and Finance Committee of the Company’s Board of Directors and its designated financial expert, Mr. Stolze adds significant value to the Company’s goals of maintaining a strong balance sheet and fulfilling its financial reporting obligations, accurately and transparently.

Directors Continuing in Office

J.M. McConnell (Term expires 2015)	Age 71; Director since 1996

Principal Occupation and Business Experience:  Mr. McConnell served as President and Chief Executive Officer of Instron Corporation, a leading supplier of scientific instruments, from 1990 until his retirement in 2002. Prior to joining Instron, Mr. McConnell was the President and Chief Executive Officer of Emerson Electric Co. Automatic Switch Division., President and Chief Operating Officer of Rosemount Division of Emerson Electric Co. and as Group Vice President of Emerson Electric Co.

Public Company Directorships:  In addition to serving on the Company’s Board of Directors, Mr. McConnell is currently a director of Warren Resources, Inc., an independent energy company engaged in the exploration and development of domestic onshore oil and natural gas reserves, where he is a member of the Audit and Compensation Committees. Mr. McConnell previously served as a director of Duracraft Corporation where he was a member of the Audit and Compensation committees.

Other Experience and Education:  Mr. McConnell has served on the regional advisory board of BayBanks, Inc. and the Parents Advisory Board of Bucknell University. Mr. McConnell earned a Bachelor of Arts degree from the University of Texas at Austin in mathematics and physics in 1964.

Reasons for Board Membership:  Mr. McConnell brings to the Board of Directors significant experience in the areas of acquisitions and divestures, international manufacturing and distribution, application-specific software programs, and domestic and international technology transfer transactions, all of which have enabled him to provide valuable advice and direction to the Company in those areas.

G.E. Muenster (Term expires 2014)	Age 52; Director since 2011

Principal Occupation and Business Experience:  Mr. Muenster has been the Executive Vice President and Chief Financial Officer of the Company since February 2008, after serving as Senior Vice President and Chief Financial Officer of the Company since 2006. Over the past 20 years, Mr. Muenster has served in a number of senior financial management positions with the Company with increasing responsibilities. Prior to joining the Company, Mr. Muenster was employed by one of the world’s largest international certified public accounting firms, KPMG LLP. In this role, Mr. Muenster served as Client Manager, auditing and providing financial, accounting and Securities and Exchange Commission compliance services to several of St. Louis’ largest publicly-traded global manufacturing companies, including Emerson Electric Co.

Public Company Directorships:  Mr. Muenster currently serves on the Company’s Board of Directors.

Other Experience and Education:  Mr. Muenster received a Bachelor of Science degree in Accounting from St. Louis University. In addition, he holds a CPA license from the State of Missouri.

Reasons for Board Membership:  Mr. Muenster’s broad range of financial and operational responsibilities with the Company and his long service make him uniquely qualified to provide the Board of Directors with valuable insights into the Company, helping to identify its strengths and weaknesses, and identifying and directing key managers and other critical employees.

L.W. Solley (Term expires 2014)	Age 70; Director since 1999

Principal Occupation and Business Experience:  Mr. Solley retired in 2002 as the Executive Vice President of Emerson Electric Co. He was responsible for Emerson’s product line acquisitions, their worldwide integration into the core business units of Emerson and for development of new international manufacturing facilities. Mr. Solley was previously Chairman, President and Chief Executive Officer of Fisher Controls International Inc., prior to which he held a number of other positions with Fisher Controls including Vice President Strategic Planning, Vice President Marketing and Sales, and Group Vice President. Prior to his positions at Emerson Electric and Fisher Controls, he held a number of engineering and manufacturing positions within Monsanto Agricultural Chemical Company.

Public Company Directorships:  Mr. Solley currently serves on the Company’s Board of Directors.

Other Experience and Education:  Mr. Solley serves on the Board of Directors of Bourns Inc., a manufacturer and supplier of sophisticated electronic components. He received a Bachelor of Science in Chemical Engineering from Louisiana Tech University and engaged in post graduate studies at Loyola University in New Orleans and the Institut Européen d'Administration des Affaires (INSEAD) in Fontainebleau, France. He has also served as President and Chairman of the Valve Manufacturers Association.

Reasons for Board Membership:  Mr. Solley’s experience in acquisitions, international executive management, strategic planning and in sales and marketing with Emerson Electric and Fisher Controls, both large, complex, multinational corporations, as well as his engineering and domestic and foreign manufacturing experience has enabled him to provide valuable insight to Board deliberations and valuable guidance to the Company.

D.C. Trauscht (Term expires 2015)	Age 79; Director since 1991

Principal Occupation and Business Experience:  Mr. Trauscht currently serves as Chairman of BW Capital Corporation, a private investment company. He previously served as Chairman, President and Chief Executive Officer, Borg Warner Corporation; President, Langevin Company; and President, Scientific Management Corp.

Public Company Directorships:  In addition to serving on the Company’s Board of Directors, Mr. Trauscht is currently a director of Scorpio Tankers Inc., a world-wide provider of marine transportation of petroleum products where he serves as Lead Director, Chairman of the Governance and Compensation committees and a member of the Audit Committee. Mr. Trauscht previously served on the Board of Directors of a number of publicly-traded companies, including Baker Hughes Inc., Borg Warner Corporation, Blue Bird Corporation, Cordant Technologies Inc., Wynn International Inc., IES Corporation, IMO Industries Inc. and OMI Corporation, as well as serving as Chairman of a number of Board committees of these companies, including Compensation, Finance, Governance and Audit.

Other Experience and Education:  Mr. Trauscht currently serves on the Board of Directors of Bourns Inc., a manufacturer and supplier of sophisticated electronic components, and previously served on the Board of Directors of Global Motor Sports Group Inc. Mr. Trauscht has served as Trustee of a number of civic, professional and charitable organizations including the Oak Brook, Illinois School District; Illinois Literacy Foundation; and the Museum of Science and Industry in Chicago, Illinois.

Reasons for Board Membership:  Mr. Trauscht’s service as Chief Executive Officer of Borg Warner Corporation as well as his extensive experience as a Board Member and Committee Chair at a number of publicly-held companies has enabled him to provide valuable advice and direction to the Company in all areas, particularly those involving corporate governance, acquisitions, divestitures and capital spending. His background and experience makes Mr. Trauscht uniquely qualified to discharge his duties as the Company’s Lead Director.

J.D. Woods (Term expires 2014)	Age 81; Director since 2001

Principal Occupation and Business Experience:  Mr. Woods is Chairman Emeritus and retired Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated, a leading supplier of oilfield equipment and services. In 1987, Mr. Woods was the driving force behind the merger of the two largest companies serving the oil service industry, Baker International and Hughes Tool Company, resulting in the creation of Baker Hughes Incorporated. Mr. Woods became President of Baker Hughes in 1987 and Chairman in 1989, after previously holding a number of other positions including Executive Vice President and Group President, Division President and VP of Finance.

Public Company Directorships:  Mr. Woods currently serves on the Company’s Board of Directors. He previously served as a director of Complete Production Services, Inc., a leading oilfield service provider, where he was a member of the Audit, Compensation, and Nominating and Corporate Governance committees, and as a director of National Oilwell Varco, OMI Corporation, Kroger Co., USEC Inc., Foster Wheeler AG and Cap Rock Communications, Inc.

Other Experience and Education:  Mr. Woods is the past Chairman of the Petroleum Equipment Suppliers Association, past Chairman of the National Ocean Industries Association. He served as Chairman of the Greater Houston YMCA which awarded him the coveted David Allen award and serves as a director of the University of Texas Health Science Center in Houston, Texas. He is also a former trustee of the Boys and Girls Club of America, where he received their prestigious Herbert Hoover Humanitarian Award. Mr. Woods received a Bachelor’s degree in Finance from California State University, Fullerton, and was awarded an honorary Doctorate degree by the University in 2006.

Reasons for Board Membership:  Mr. Woods’ experience in governance issues at public companies and in managing a large multi-national company brings to the Board of Directors valuable insights into the areas of managing growth and acquisitions and divestures.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its 2013 fiscal year.

The Audit and Finance Committee of the Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, as independent public accountants of the Company for the fiscal year ending September 30, 2013.

KPMG LLP or its predecessor firms have served as the independent public accountants of the Company since its incorporation in 1990. A representative of KPMG LLP is expected to be present at the Meeting with the opportunity to make a statement and respond to appropriate questions from Shareholders.

Although this appointment is not required to be submitted to a vote of the Shareholders, the Board of Directors believes it is appropriate to request that the Shareholders ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2013. If the Shareholders do not ratify this appointment, the Committee will investigate the reasons for the rejection and will reconsider the appointment.

Information about the fiscal 2012 audit, the Committee’s policies relating to the approval of audit and permitted non-audit services performed by the Company’s independent registered public accounting firm, and the fees paid to KPMG LLP by the Company, are set forth under “Audit-Related Matters” beginning on page 41.

PROPOSAL 3: APPROVAL OF THE 2013 INCENTIVE COMPENSATION PLAN

The Board of Directors unanimously recommends a vote FOR approval of the Company’s 2013 Incentive Compensation Plan.

Description Of The Plan

As part of a continuing program of executive incentive compensation, the Board of Directors adopted the 2013 Incentive Compensation Plan (the “2013 Plan”) on November 8, 2012, subject to approval of the Shareholders.

The major purpose of the 2013 Plan is to attract and retain executive, managerial and other salaried employees; motivate participants to achieve long-range goals; provide incentive compensation opportunities that are competitive with those of other similar businesses; and, in the case of stock-based awards, further align participants’ interest with those of the Shareholders through compensation that is based on the Common Shares.

The 2013 Plan is similar to the Company’s 2004 Incentive Plan (the “2004 Plan”), which was approved by the Shareholders at the 2004 Annual Meeting. Because the 2004 Plan will expire on October 16, 2013, the Board has approved the 2013 Plan to replace the 2004 Plan. Upon Shareholder approval of the 2013 Plan, the 2004 Plan will be terminated. If the 2013 Plan is not approved by the Shareholders, the 2004 Plan will remain in effect until its scheduled expiration date. The approval of the 2013 Plan will not affect awards previously granted under the 2004 Plan or any other equity plans of the Company, which will remain outstanding according to their terms. See “Other Equity Compensation Plan Information” below.

The 2013 Plan permits the granting of a variety of stock-based awards and cash to facilitate effective incentive arrangements, subject to the limits on the number of Shares specified for certain types of awards. The Human Resources and Compensation Committee of the Board of Directors (the “Committee”) may grant awards under the 2013 Plan in the form of Stock Options (including Incentive Stock Options), Stock Appreciation Rights (“SARs”), Performance-Accelerated Restricted Stock Awards (“PARS Awards”), Restricted Stock Awards, Other Stock-Based Awards, and Long Term Incentive Awards. The Committee may delegate to the Company’s Chief Executive Officer the authority to grant Stock Options of up to 10,000 Shares each (and 50,000 per year in the aggregate) to employees who are not reporting persons under Section 16 of the Exchange Act or “covered employees” (as defined in Section 162(m) of the Code). The number of Shares with respect to which Stock Options and SARs may be granted to any individual during any calendar year may not exceed 150,000.

The total number of authorized but unissued Shares allocated for awards under the 2013 Plan is 1,449,107, which consists of: (i) 700,000 Shares first approved for issuance under the 2013 Plan, plus (ii) 249,107 Shares previously authorized under the 2004 Plan but not used for Performance Share Awards (as defined in the 2004 Plan), Restricted Stock Awards and any other awards wherein actual shares of Common Stock were distributed without any payment by the participant; plus (iii) 500,000 Shares previously authorized but not used under the 2004 Plan, which may be used only for Stock Options and other awards which require payment by the participant in exchange for actual Shares. No other Shares previously available under the 2004 Plan will be usable for awards. The Company may, in its discretion, use Shares held in treasury in lieu of authorized but unissued Shares.

The number of Shares allocated to the 2013 Plan shall be adjusted to reflect any subsequent stock dividends, stock splits and similar matters affecting the number of outstanding Shares. In the event an award of Shares related to a PARS Award, Restricted Stock Award or Other Stock-Based Award is canceled due to termination of a participant’s employment, failure to meet performance objectives, or any other reason, the Committee may again use the Shares related to the canceled award for the granting of subsequent awards. If any Stock Option expires or terminates without having been exercised in full, the unpurchased Shares subject to such option will again be available for awards under the 2013 Plan.

Eligibility to participate in the 2013 Plan varies depending on the type of award and is described in the relevant sections below. Currently, approximately 250 employees, including the executive officers, are eligible to receive Stock Options and SARs, and approximately 75 senior executives, including the executive officers, are eligible to receive PARS Awards, Restricted Stock Awards, Other Stock-Based Awards or Long-Term

Incentive Awards. No determination has been made with respect to persons who may be granted awards under the 2013 Plan. Each Stock Option or other award granted under the 2013 Plan will be evidenced by a written award agreement specifying the terms of the award.

The closing price of the Shares on the New York Stock Exchange on December 7, 2012 was $35.81 per Share.

The complete text of the 2013 Plan is set forth in Appendix A to this proxy statement. The following summary of certain provisions of the 2013 Plan is not complete and is qualified by reference to the text of the 2013 Plan.

Stock Options and SARs

Stock Options and SARs may be granted only to full-time or part-time employees of the Company or its subsidiaries, provided that Incentive Stock Options may not be granted to employees of certain non-corporate or foreign subsidiaries.

The Committee will have plenary authority to determine the terms and provisions of each Stock Option and SAR (which need not be identical). The purchase price under each Stock Option may not be less than 100% of the fair market value of the Shares at the time of the grant. Such fair market value shall generally be the closing price of the Shares as traded on the New York Stock Exchange on the day the Stock Option is granted; provided, that the Committee may adopt any other criterion for the determination of such fair market value as it may determine to be appropriate. The Committee may not, without Shareholder approval, reprice outstanding Stock Options by lowering their exercise price.

The purchase price is to be paid in full upon the exercise of the Stock Option, either (i) in cash, (ii) by the tender to the Company (either actually or by attestation) of Shares owned by the optionee for at least six (6) months and registered in the optionee’s name, having a fair market value equal to the cash exercise price of the Stock Option being exercised, with the fair market value of such Shares to be determined in such appropriate manner as may be provided for by the Committee or as may be required in order to comply with, or to conform to the requirements of, any applicable laws or regulations, (iii) by any combination of the payment methods specified in clauses (i) and (ii) hereof, or (iv) such other methods determined by the Committee; provided, that no Shares may be tendered in exercise of an Incentive Stock Option if such Shares were acquired by the optionee through the exercise of an Incentive Stock Option unless (i) such Shares have been held by the optionee for at least one year and (ii) at least two years have elapsed since such prior Incentive Stock Option was granted. In addition, in lieu of paying the stock option price in cash or Shares owned by the optionee, the optionee may effect a “cashless exercise” of a Stock Option by means of a “same day sale” in which the option Shares are sold through a broker selected by the optionee and a portion of the proceeds to cover the exercise price is paid to the Company, or otherwise in accordance with the rules and procedures adopted by the Committee.

The term of each Stock Option will be not more than five years from the date of grant. Subject to limitations set out below, Stock Options will be exercisable at such time or times as the Committee in each instance approves, which need not be uniform for all options. The maximum aggregate fair market value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year shall not exceed $100,000.

Under the 2013 Plan, at the time a Stock Option is granted or at any time thereafter, the Committee, in its discretion, may grant to an optionee an alternative SAR with respect to all or any part of the number of Shares covered by the optionee’s unexercised Stock Option. An optionee who also holds a SAR may, in lieu of exercising the Stock Option, exercise the SAR. Upon exercise of the SAR, the optionee will be paid in cash, Shares or any combination thereof an amount equal to the excess of the fair market value of one Share on the date of exercise over the per-Share exercise price for the Stock Option in respect of which the SAR was granted, multiplied by the number of Shares as to which the SAR is exercised. The Committee will determine the form of payment of the SAR. Each SAR will be exercisable for such period as the Committee determines, which time period may not exceed the time period during which the corresponding Stock Option may be exercised.

Stock Options and SARs will not generally be transferable except by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by the optionee. However, the Committee may permit a Stock Option which is not an Incentive Stock Option to be transferred to a trust for the benefit of the option holder’s immediate family member(s), or to a partnership, limited liability company or similar entity in which such immediate family member(s) comprise the majority partners or equity holders. For purposes of this provision, an option holder’s immediate family means the option holder’s spouse, children and grandchildren.

A Stock Option or SAR must be exercised prior to the termination of employment, except as follows: if employment is terminated with the approval of the Company, the Committee in its discretion may permit the Stock Option or SAR to be exercised, to the extent it was exercisable at the date of termination, within three months after such termination (one year in the case of termination on account of retirement on or after age 60 (“Retirement”)); if employment is terminated on account of disability, the Stock Option or SAR may be exercised, to the extent it was exercisable at the date of termination, within one year thereafter; in the event of death of the optionee while employed by the Company or (if the Committee has permitted an extension as provided above) within three months after termination of employment (or one year after termination due to disability or Retirement), the Stock Option or SAR may be exercised, to the extent it was exercisable at the date of death, within one year after the date of death; but in no case may a Stock Option or SAR be exercised after five years, or such shorter period as specified by the Stock Option agreement, from the date of grant of the Stock Option.

No dividend is payable on Stock Options or SARs until the underlying Shares are actually issued to the holder.

Performance-Accelerated Restricted Stock Awards and Other Restricted Stock Awards

A PARS Award represents the right of the participant to receive Shares (or equivalent value) at a specified time or times in the future, subject to acceleration if specified performance objectives and, in some cases, additional service requirements are achieved. The performance objectives may be established and adjusted from time to time by the Committee, subject to the criteria set forth under “Performance Criteria” below, and need not be the same for all participants. The Company has used this type of performance-accelerated award in recent years for its long-term equity incentive awards. Recent awards of this type have provided for vesting if the holder’s employment continues for five years, with earlier vesting (but not less than 3½ years) if the Company’s stock price reaches certain targets; see “Executive Compensation Information — Compensation Discussion and Analysis,” below.

Any acceleration of the payout of PARS Awards will be contingent upon the achievement of performance programs established by the Committee. Each program will have one or more specified objectives and performance periods over which the objectives are targeted for achievement. Participation in a specific program and the terms of the corresponding PARS Award will be specified in a notice of award delivered to the participant at the time of the award.

The percentage of the PARS Award which a participant will be entitled to receive on an accelerated basis if the applicable performance objectives are met will be determined by the Committee and specified in the individual notice of award, or there may be such other form of distribution as the notice of award may specify. The Committee may, but is not obligated to, authorize an accelerated distribution of a portion of a PARS Award based upon its discretionary evaluation of the Company’s financial performance during the period of the PARS Award even if the performance objectives are not fully met. Distribution, whether or not accelerated, may be made in Shares, or equivalent value of Shares as determined by the Committee. The Company is authorized to withhold from any such distribution an amount (including Shares) necessary to satisfy income tax withholding requirements in respect of such distribution.

Unless otherwise determined by the Committee, in order to receive distribution of PARS Awards, a participant must have been continuously employed by the Company or a subsidiary for such period as the Committee may determine, subject to the proration of distribution at the discretion of the Committee in the event of retirement or termination of employment due to death, disability or otherwise.

The Committee may also grant Restricted Stock Awards subject to other, non-performance-based vesting criteria, such as continued employment for a specified period either before or after the Shares are earned. The terms and conditions of such awards, including restrictions on transfer or on the ability of the participant to make elections with respect to the taxation of the award without the consent of the Committee, shall be determined by the Committee.

The terms and conditions of PARS Awards and other Restricted Stock Awards shall be determined by the Committee. No dividend is payable on PARS Awards or other Restricted Stock Awards until the underlying Shares are actually delivered to the participant.

Other Stock-Based Awards

The Committee may from time to time grant Other Stock-Based Awards including without limitation those awards pursuant to which Shares may be acquired in the future, such as awards denominated in Shares, stock units, securities convertible into Shares and phantom securities. The Committee, in its sole discretion, shall determine, and provide in the applicable agreement for, the terms and conditions of such Other Stock-Based Awards. The Committee may, in its sole discretion, direct the Company to issue Shares in respect of Other Stock-Based Awards subject to restrictive legends, stop transfer instructions or other restrictions as it may deem appropriate.

Long Term Incentive Awards

Long Term Incentive Awards provide for the payment of cash if certain performance targets are met over a specified performance period. The Committee may also permit Long-Term Incentive Awards to be paid in shares of stock subject to restrictions to be determined by the Committee in each specific case. Each performance target and period shall be set forth in the relative agreement, which need not be uniform for all participants.

Performance Criteria

The performance criteria for PARS Awards and performance-based Restricted Stock Awards, Other Stock-Based Awards and Long Term Incentive Awards made to any “covered employee” as defined in Section 162(m) of the Code and which are intended to qualify as “performance-based compensation” as defined in Section 162(m) of the Code (a “162(m) Award”) shall consist of objective tests based on one or more of the following: earnings per share; sales; earnings; cash flow; profitability; customer satisfaction; investor relations; revenues; financial return ratios; market performance; shareholder return and/or value; operating profits (including earnings before income taxes, depreciation and amortization); net profits; earnings per share growth; profit returns and margins; stock price; working capital; business trends; production cost; project milestones; plant and equipment performance; safety; environment; gross margin; operating margin; net margin; expense margins; EBIT margin; EBIT growth; EBITDA margin; EBITDA growth; net operating profit after tax margin; gross operating profit after tax; non-interest-bearing current liabilities; net assets; working capital; asset turnover; working capital turnover; accounts receivable turnover; accounts payable turnover; inventory turnover; inventory days outstanding; accounts receivable days outstanding; accounts payable days outstanding; debt to equity; debt to capital; current ratio; return on equity; return on assets; return on net assets; return on invested capital; return on gross assets; cash flow return on investment; cash value added; price to earnings ratio; market to book ratio; market to capital ratio; cost of capital; cost of debt; cost of equity; market risk premium; stock price appreciation with or without divisions; total shareholder return; economic value added; economic profit; sales growth percents; EPS growth percents; cash flow growth year over year; return on total capital, or any combination of the foregoing. Performance criteria may be measured solely on a corporate, subsidiary, business unit or individual basis, or on a combination thereof. Satisfaction of common stock ownership guidelines may also be a prerequisite to payment.

If the applicable performance criteria under a 162(m) Award are not achieved for a given performance period, the Committee has full discretion to reduce or eliminate the amount otherwise payable for that performance period. However, under no circumstances may the Committee use discretion to increase the amount payable to a participant under a 162(m) Award.

Amendment and Termination of the 2013 Plan

The Board of Directors or the Committee may at any time terminate the 2013 Plan or amend the 2013 Plan; provided that no amendment shall be made without the approval of the Shareholders if such amendment would increase the number of Shares which may be granted under the 2013 Plan or increase any specified limit on any particular type or types of award, or change the class of employees to whom an award may be granted, or withdraw the Committee’s authority to administer the 2013 Plan. Pursuant to the listing standards of the New York Stock Exchange, any other material revisions to the 2013 Plan may also require approval of the Shareholders.

The 2013 Plan will terminate on November 8, 2022, but awards outstanding at the termination of the 2013 Plan shall continue in accordance with their terms and shall not be affected by such termination.

Federal Income Tax Consequences of Awards

The following is a summary of the federal income tax consequences of the various Awards to the participants in the 2013 Plan and to the Company, based upon current income tax laws, regulations and rulings.

Incentive Stock Options.  An optionee does not realize income on the grant of an Incentive Stock Option. If an optionee exercises an Incentive Stock Option in accordance with its terms and does not dispose of the Shares acquired within two years from the date of the grant of the option or within one year from the date of exercise, the optionee will not realize any ordinary income by reason of the exercise, and the employer will be allowed no deduction by reason of the grant or exercise. The optionee’s basis in the Shares acquired upon exercise will be the amount of cash paid upon exercise. Provided the optionee holds the Shares as a capital asset at the time of sale or other disposition of the shares, the optionee’s gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of the optionee’s gain or loss will be the difference between the amount realized on the disposition of the Shares and the optionee’s basis in the Shares. The excess of the fair market value of the Shares at the time the Incentive Stock Option is exercised over the exercise price is tax preference income taken into account in computing the alternative minimum tax applicable to individuals.

If an optionee disposes of the Shares within two years from the date of grant of the option or within one year from the date of exercise, the optionee will realize ordinary income at the time of disposition which will equal the excess, if any, of the lesser of (a) the amount realized on the disposition or (b) the fair market value of the Shares on the date of exercise, over the optionee’s basis in the Shares. The Company will be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on disposition of such Shares over the fair market value of the Shares on the date of exercise will be long- or short-term capital gain, depending upon the holding period of the Shares, provided the optionee holds the Shares as a capital asset at the time of disposition.

Stock Options Other Than Incentive Stock Options.  Stock Options which do not meet the requirements for Incentive Stock Options do not qualify for the special tax treatment accorded to Incentive Stock Options under the Code. Although an optionee does not recognize income at the time of the grant of the option, the optionee will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the Shares on the date of exercise of the option over the amount of cash paid for the Shares. The excess of the fair market value of the Shares on the date of exercise over the exercise price is not a tax preference item.

As a result of the optionee’s exercise of such an option, the Company will be entitled to deduct as compensation an amount equal to the amount included in the optionee’s gross income. If the optionee pays all or part of the option price of such an option by surrendering already-owned Shares, certain additional tax rules apply.

Stock Appreciation Rights.  Although the recipient of a SAR does not recognize income at the time it is granted, the recipient will recognize income when the SAR is exercised in an amount equal to the cash and the fair market value of any Shares the recipient receives. The Company will be entitled to deduct as compensation an amount equal to the income recognized by the recipient.

However, so long as sale of the Shares (if any) received would subject the recipient to suit under Section 16(b) of the Securities Exchange Act of 1934, the recipient does not recognize income and no tax deduction is allowed to the Company until the earlier of the expiration of six months from the date of exercise or the date on which the Section 16(b) restriction lapses. At such time, the recipient will recognize income equal to the fair market value of the stock and the Company will be entitled to a tax deduction of a like amount. The recipient may elect to recognize income upon receipt of the stock and not at the later time, in which case the tax consequences to the recipient and the Company are the same as if the recipient were not subject to the Section 16(b) restriction.

If a SAR is paid in Shares, the recipient’s basis will be equal to the amount of ordinary income recognized by the recipient in respect of such Shares, and the recipient’s holding period for capital gains purposes will commence on the day such income is recognized.

Awards Other Than Stock Options And Stock Appreciation Rights.  A participant will recognize ordinary income equal to the amount of cash and the fair market value of any Shares received under any other awards under the Plan and the Company will be entitled to a deduction of the same amount, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. However, in the case of a Restricted Stock Award, the recipient does not recognize income and no tax deduction is allowed to the Company until the first time the Shares received are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. At such time, the recipient will recognize income equal to the fair market value of the stock and the Company will be entitled to a tax deduction of a like amount. If permitted under the Restricted Stock Award, the recipient may elect to recognize income upon receipt of the stock and not at a later time, in which case the tax consequences to the recipient and the Company are the same as if the Shares were transferable and not subject to a substantial risk of forfeiture.

Other Equity Compensation Plan Information

The following table summarizes certain information regarding Shares that may be issued by the Company pursuant to its equity compensation plans existing as of September 30, 2012, but does not include any Shares which may be issued under the proposed 2013 Plan:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders(2)	612,099	(3)	$36.29	(4)	1,655,828	(5)(6)
Equity compensation plans not approved by security holders	17,400	(7)	N/A		143,158	(7)
Total	629,499		$36.29	(4)	1,798,986

(1)	Number of Shares is subject to adjustment for any future changes in capitalization for stock splits, stock dividends and similar events.
(2)	Consists of the Company’s 1999 Stock Option Plan, 2001 Stock Incentive Plan and 2004 Incentive Compensation Plan. Each of the above-cited plans has been amended without Shareholder approval in accordance with its terms, as follows:
(i)	The 1999 Stock Option Plan was amended to provide for tax withholding, to provide for adjustment upon a special distribution and certain other events, and to reflect the change of the Company’s name and the elimination of the Company’s common stock trust receipts;
(ii)	The 1999 Stock Option Plan and the 2001 Stock Incentive Plan were amended to authorize the Human Resources and Compensation Committee to delegate to any employee the power to extend a stock option beyond termination of employment for persons who are not “officers” as defined in

Rule 16a-1 under the Exchange Act, and to authorize the Committee to delegate to the Chief Executive Officer the power to grant stock options to persons who are not such “officers,” with the limitation of 10,000 Shares per award and 100,000 Shares awarded in the aggregate in any fiscal year;
(iii)	The 2001 Stock Incentive Plan was amended to limit the maximum period of time for an option extension to the original option term;
(iv)	The 2001 Stock Incentive Plan and the 2004 Incentive Compensation Plan were amended with respect to Performance Share distributions to eliminate the participant’s options to pay cash for tax withholding and receive all Shares due and to defer the distribution; and in the case of the 2004 Incentive Compensation Plan, to eliminate the Committee’s discretion to determine the percentage of the distribution to be made in Shares or to be withheld for tax payments;
(v)	The 2001 Stock Incentive Plan and the 2004 Incentive Compensation Plan were amended to remove the restriction that stock issued pursuant to options must be held for investment purposes only; and
(vi)	The 2001 Stock Incentive Plan and the 2004 Incentive Compensation Plan were amended in accordance with Section 409A of the Code, to eliminate the Committee’s discretion to grant alternative stock appreciation rights to stock option holders covering additional Shares, and in the case of the 2004 Plan, to restrict the payment of dividend equivalents to recipients of restricted stock awards to the time when the Shares to which the dividend equivalents apply are delivered to the recipients.
(3)	Consists of 125,816 Shares issuable upon the exercise of outstanding stock options under the 1999 Stock Option Plan, and 241,021 Shares and 245,262 Shares issuable in connection with the vesting and distribution of outstanding performance-accelerated restricted share awards under the Company’s 2001 Stock Incentive Plan and 2004 Incentive Compensation Plan, respectively.
(4)	Does not include the 486,283 Shares issuable pursuant to the performance-accelerated restricted share awards described in footnote (3) above, for which there are no exercise prices.
(5)	Represents Shares available for awards under the 2004 Incentive Compensation Plan. Upon Shareholder approval of the 2013 Plan, the 2004 Plan will be terminated and these Shares will no longer be available for awards, except for (i) 249,107 Shares which will become available for any awards under the 2013 Plan and (ii) an additional 500,000 Shares which will become available under the 2013 Plan only for Stock Options and other awards which require payment by the participant. See “Description of the Plan” above.
(6)	Does not include Shares that may be purchased on the open market pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”). Under the ESPP, participants may elect to have up to 10% of their current salary or wages withheld and contributed to one or more independent trustees for the purchase of Shares. At the discretion of an officer of the Company, the Company or a domestic subsidiary or division may contribute cash in an amount not to exceed 20% of the amounts contributed by participants; however, the total number of Shares purchased with the Company’s matching contributions after October 15, 2003 may not exceed 200,000. As of September 30, 2012, 522,728 Shares had been purchased with the Company’s matching funds of which 110,190 were purchased after October 15, 2003.
(7)	Represents Shares issuable pursuant to the Company’s Compensation Plan for Non-Employee Directors (the “Director Compensation Plan”), which provides for each director to be paid (in addition to other fees) an annual retainer fee payable partially in cash and partially in Shares. Periodically, the Committee determines the amount of the retainer fee and the allocation of the fee between cash and Shares. The maximum number of Shares available for issuance under the Director Compensation Plan is 400,000 shares; as of September 30, 2012, 239,442 Shares had been issued and 17,400 had been elected by one director to be issued on a deferred basis. The stock portion of the retainer fee is distributable in quarterly installments. Directors may elect to defer receipt of all of their cash compensation and/or all of the stock portion of the retainer fee. The deferred amounts are credited to the director’s deferred compensation account in stock equivalents. Deferred amounts are distributed in Shares or cash at such future dates as specified by the director unless distribution is accelerated in certain circumstances, including a change in control of the Company. The stock portion which has been deferred may only be distributed in Shares.

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors unanimously recommends a vote FOR approval of the compensation of the Company’s executive officers as disclosed in this Proxy Statement.

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is again soliciting an advisory (non-binding) Shareholder vote to approve the compensation of the Company’s executive officers (also referred to herein as the “named executive officers”) as described in this Proxy Statement (commonly referred to as “Say-on-Pay”). In accordance with the results of the vote we conducted at the 2011 Annual Meeting on the frequency of Say-on-Pay votes, we plan to present a Say-on-Pay vote every year. At the 2012 Annual Meeting, a substantial majority of the votes were cast in support of the Company’s executive compensation program.

The Board of Directors strongly endorses the Company’s executive compensation program and recommends that the Shareholders vote in favor of the following Resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held in 2013 pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and narrative disclosure.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this Proxy Statement. Although the vote is non-binding, the Board of Directors and the Committee value the opinions of the Shareholders, and to the extent there is a significant vote against the above resolution the Company will consider the Shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

The Company’s executive compensation program is designed to attract, motivate, and retain its executive officers, who are critical to the Company’s success. The Human Resources and Compensation Committee of the Board reviews the compensation program at least annually to ensure that it achieves the desired goals of aligning the Company’s executive compensation structure with shareholders’ interests and current market practices. Based on its latest review, the Committee did not make any substantial changes to the program for fiscal 2013.

The Committee believes that the program constitutes a balanced, competitive approach to compensation that supports its compensation objectives through performance based compensation that aligns the interests of executives with those of the Company’s shareholders. Below are some key features of the compensation program:

•	A significant part of the Company’s executive compensation is at-risk and performance-based, including annual cash incentives, which closely link pay to financial results and provide for variability through lower compensation in times of poor performance and higher compensation in times of strong performance. For fiscal 2012, the main performance measures for cash incentives were earnings per share and cash flow, and the incentive compensation paid to the executive officers reflected the Company’s performance with respect to the targets established for these measures.
•	The Company provides a significant part of executive compensation as long-term equity incentives in the form of performance-accelerated restricted Shares, which are based on the Company’s stock performance and cannot be distributed earlier than 3½ years after the award.
•	In 2010, the Committee adopted a clawback policy for equity and incentive compensation and previously included recoupment, non-compete and clawback provisions in certain awards.
•	The Company has significant executive stock ownership guidelines.
•	The Company’s change of control severance plan utilizes a “double trigger” and its employment agreements provide for the protection of confidential information and post-termination consulting.

Shareholders are encouraged to review the section captioned “Executive Compensation Information” beginning on page 21. This section provides details about the Company’s executive compensation program as well as specific information about the compensation of the named executive officers, and includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and narrative disclosure referred to in the proposed Resolution.

OTHER MATTERS

Management is not aware of any other matters that will be presented at the Meeting, and the Company’s Bylaws do not permit proposals to be presented at the Meeting unless they were properly presented to the Company prior to December 8, 2012. However, if any other question that requires a vote is properly presented at the Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

REQUIRED VOTE

At the Meeting, the Shareholders will be entitled to cast one vote for each Share held by them of record on the record date. There is no cumulative voting with respect to the election of directors. The affirmative vote of the holders of a majority of the Shares entitled to vote which are present in person or represented by proxy at the Meeting is required to elect directors, to approve each of the individual proposals described in this Proxy Statement, and to act on any other matters properly brought before the Meeting. In addition, under the rules of the New York Stock Exchange, the total votes cast on the proposal regarding the Company’s 2013 Incentive Compensation Plan must represent more than 50% of all Shares entitled to vote thereon.

Shares represented by proxies which are marked “Withhold Authority” with respect to the election of any one or more nominees for election as directors, marked “Abstain” on any one or more of the other individual proposals described in this Proxy Statement, or marked to deny discretionary authority on any other matters brought before the Meeting will be counted for the purpose of determining the number of Shares represented by proxy at the Meeting; but proxies so marked will have the same effect as if the Shares represented thereby were voted against such nominee or nominees, against such proposals, or against such other matters, respectively.

Under the Rules of the New York Stock Exchange, the proposal to approve the appointment of independent auditors is considered a “discretionary” item, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors, the approval of the 2013 Incentive Compensation Plan and the advisory vote on executive compensation are “non-discretionary” items, which means that brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will, if the underlying Shares are otherwise represented at the Meeting, be considered to be present for purposes of determining a quorum, but will be treated as not entitled to vote on such matter or matters; they will therefore not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors, the approval of the 2013 Incentive Compensation Plan and the advisory vote on executive compensation, unless such broker non-votes result in a failure to obtain total votes cast on the proposal regarding the Company’s 2013 Incentive Compensation Plan representing more than 50% in interest of all Shares entitled to vote thereon. It is therefore important that you provide instructions to your broker if your Shares are held by a broker so that your votes are counted.

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CORPORATE GOVERNANCE INFORMATION

BOARD OF DIRECTORS

The Board of Directors consists of seven directors, divided into three classes. Information about each of the current directors is provided under “Proposal 1: Election of Directors” beginning on page 2.

Two of the directors, V.L. Richey, Jr. and G.E. Muenster, are members of the Company’s management. The five non-management directors are J.M. McConnell, L.W. Solley, J.M. Stolze, D.C. Trauscht and J.D. Woods. The Board of Directors has affirmatively determined that none of the non-management directors has any relationship with the Company other than in his capacity as a director and shareholder, and therefore all of such directors are independent as defined under the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange.

The Board of Directors held four meetings during fiscal 2012. All of the directors attended at least 75% of the meetings of the Board and of each of the committees on which they served. The Company’s policy requires that all directors attend the Annual Meeting of Shareholders, except for absences due to causes beyond the reasonable control of the director. All of the directors attended the 2012 Annual Meeting, held in Austin, Texas.

Governance Policies and Management Oversight

The Board of Directors has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all of the Company’s directors, officers and employees. Additionally, the Board of Directors has adopted a Code of Ethics for Senior Financial Officers applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and persons performing similar duties. These documents are posted on the Company’s web site, www.escotechnologies.com, and a copy of any of these documents is also available in print to any Shareholder who requests it.

In adopting the Corporate Governance Guidelines, the Board of Directors established the policy that the positions of Chief Executive Officer and Chairman of the Board of Directors are to be held by the same person. Based upon its most current review of that policy, the Board of Directors continues to believe that it has served the Company well. V.L. Richey, Jr. has been and continues to be Chairman of the Board and Chief Executive Officer. The Board believes that Mr. Richey is a strong leader at both the Company and the Board levels, and believes that the Chief Executive Officer, who has primary responsibility for managing the day-to-day operations of the Company, is also well positioned to provide Board leadership that is aligned with shareholder interests and the needs of the Company. Furthermore, the Board believes that having one person serving as Chairman of the Board and Chief Executive Officer enables the Company to speak with one voice, and reduces the chance of confusion about leadership roles and responsibilities.

At the same time, the Board is also very cognizant of its oversight responsibilities, and has in place structural safeguards that serve to preserve the Board’s independent oversight of management. The Board has only two management directors, with a significant majority of directors remaining independent. All of the directors are highly qualified and experienced. Additionally, each member of the Audit and Finance Committee, the Human Resources and Compensation Committee, and the Nominating and Corporate Governance Committee is an independent director.

Further, the Board has appointed Mr. Trauscht as Lead Director. The Lead Director chairs all meetings of the independent directors, which normally occur in conjunction with each Board meeting; provides regular input to the Chairman regarding the content of the agendas for meetings of the Board; advises the Chairman of the quality, quantity and timeliness of the information required by the Board to effectively and responsibly perform its oversight duties; and acts as liaison between the Board and the Chairman on sensitive issues. The Board believes that these safeguards have been and are effective in preserving the Board’s independent oversight of management.

The Board’s Role in Risk Oversight

The Company’s management is responsible for managing the Company’s risks on a day-to-day basis, and has adopted a comprehensive, ongoing enterprise risk management process that it uses to identify and assess Company risks. Management has identified risks in four general areas: Financial and Reporting; Legal and

Compliance; Operational; and Strategic. Periodically, management advises the Board and the appropriate Board committee of the risks identified; management’s assessment of those risks at the business unit and corporate levels; its plans for the management of these identified risks or the mitigation of their effects; and the results of the implementation of those plans.

While the Board as a whole has responsibility for and is involved in the oversight of Company management’s risk management processes and controls, some of the identified risks are given further review by the Board committee most closely associated with the identified risks. For example, the Audit and Finance Committee provides additional review of the risks in the areas of accounting, liquidity, credit and tax. Similarly, the Human Resources and Compensation Committee provides additional review of risks in the area of compensation and benefits and human resource planning. The Nominating and Corporate Governance Committee devotes additional time to the review of risks associated with corporate governance, ethics and legal issues.

The Board’s leadership structure combines the positions of Chairman of the Board and Chief Executive Officer, as discussed above. This structure enables that one person, who has intimate knowledge of management’s day-to-day risk management processes and controls, to ensure that the directors receive all of the information necessary to discharge their oversight role responsibly.

Related Person Transactions and Procedures

The Company has implemented a written policy to ensure that all Company transactions in which a “Related Person” has or will have a direct or indirect interest will be at arm’s length and on terms generally available to an unaffiliated third-party under the same or similar circumstances. “Related Persons” include the Company’s directors, director nominees and executive officers, holders of 5% or more of the Company’s stock, and the immediate family members of each. The policy contains procedures requiring Related Persons to notify the Company of any such transaction and for the Nominating and Corporate Governance Committee to review the material facts of the proposed transaction and determine whether to approve or disapprove the transaction. The Committee will consider whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. If advance Committee approval is not feasible or is not obtained, the policy requires submission of the transaction to the Committee after the fact, and the Committee is empowered to approve, ratify, amend, rescind or terminate the transaction. In such event, the Committee will also request the General Counsel to evaluate the Company’s controls and procedures to ascertain whether any changes to the policy are recommended.

The Company has developed and implemented processes and controls to obtain information about Related Person transactions for the purpose of determining, based on the facts and circumstances, whether a Related Person has a direct or indirect material interest in the transaction. Pursuant to these processes and controls, all directors and executive officers annually complete, sign and submit a Directors’ and Officers’ Questionnaire and a Conflict of Interest Questionnaire that are designed to identify Related Person transactions and both actual and potential conflicts of interest. Additionally, 5% or more shareholders are annually requested to respond to certain questions designed to identify direct or indirect material interests by such 5% or more shareholder in any transactions with the Company.

Based on its review and processes, the Company determined that there has been no transaction since the beginning of the Company’s last fiscal year, and there is no currently proposed transaction, in which the Company was or is to be a participant and in which any Related Person had or will have a direct or indirect material interest.

Communications with Directors

Interested parties desiring to communicate concerns regarding the Company to the Lead Director or to the non-management Directors as a group may direct correspondence to: Mr. D.C. Trauscht, Lead Director, ESCO Technologies Board of Directors, ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186. Alternatively, interested parties who wish to communicate with an individual director or any group of directors may write to such director(s) at ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, Attn: Secretary. All such letters will be forwarded promptly to the relevant director(s).

COMMITTEES

The members of the Board of Directors are appointed to various committees. The standing committees of the Board are: the Executive Committee, the Audit and Finance Committee, the Nominating and Corporate Governance Committee, and the Human Resources and Compensation Committee.

Executive Committee

The Executive Committee’s function is to exercise the full authority of the Board of Directors between Board meetings, except that the Executive Committee may not take certain specified actions which the Board of Directors has reserved for action by the whole Board.

The Executive Committee did not meet in fiscal 2012. Its members are Mr. Richey (Chairman) and Mr. Trauscht.

Audit and Finance Committee

The functions of the Audit and Finance Committee are generally to assist the Board of Directors in its oversight of the Company’s financial reporting process, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm (the “Accounting Firm”), and the performance of the Company’s internal audit function. The Committee is responsible for appointing, retaining and overseeing the Accounting Firm and its performance of the annual audit; annually evaluating the qualifications, independence and prior performance of the Accounting Firm; reviewing the scope of the Accounting Firm’s work and approving its annual audit fees and any non-audit service fees; reviewing the Company’s internal controls with the Accounting Firm and the internal audit executive; reviewing with the Accounting Firm any problems it may have encountered during the annual audit; discussing Form 10-K and 10-Q reports with management and the Accounting Firm before filing; reviewing and discussing earnings press releases; discussing with management major financial risk exposures; reviewing the annual internal audit plan and associated resource allocation; and reviewing the Company's reports to shareholders with management and the Accounting Firm and receiving certain assurances from management.

The Committee is also responsible for the Audit Committee Report required to be included in this Proxy Statement pursuant to the regulations of the Securities and Exchange Commission (SEC). This Report is set forth under “Audit-Related Matters” beginning on page 41.

The members of the Committee are Mr. Stolze (Chairman), Mr. McConnell and Mr. Trauscht. Each member is an independent director as defined under the Company’s Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange. The Board of Directors has determined that Mr. Stolze is an audit committee financial expert within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-K. The Committee met four times in fiscal 2012.

The Committee operates under a written charter adopted by the Board of Directors. The charter is posted on the Company’s web site, www.escotechnologies.com, under the “Corporate Governance” link, and a copy is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee are generally to identify and recommend approval of individuals qualified to become Board members for selection to the Board; to review the composition of Board committees; to develop and recommend to the Board effective corporate governance guidelines; to review the Company’s corporate governance and compliance programs; to oversee the Company’s ethics programs; to review conflicts of interest involving Related Persons, including oversight and administration of the Company’s policy on Related Person transactions; and to lead the Board in its annual review of the Board’s performance.

The Committee has not established specific minimum qualifications that must be met by a candidate in order to be considered for nomination as a director, but requires that candidates have varied business and professional backgrounds, be persons of the highest integrity, possess sound business judgment, and possess such other skills and experience as will enable the Board to act in the long-term interests of the Company’s shareholders. The Committee may establish and utilize such other specific membership criteria as it deems appropriate from time to time in light of the Board’s need of specific skills and experience.

Although the Committee does not have a formal policy on diversity, it seeks the most qualified candidates without regard to race, color, national origin, gender, religion, disability or sexual orientation. The Committee may identify new candidates for nomination based on recommendations from Company management, employees, non-management directors, third party search firms, shareholders and other third parties. Consideration of a new candidate typically involves the Committee’s review of information pertaining to such candidate and a series of internal discussions, and may proceed to interviews with the candidate. New candidates are evaluated based on the above-described criteria in light of the specific needs of the Board and the Company at the time. Incumbent directors whose terms are set to expire are evaluated based on the above-described criteria, as well as a review of their overall past performance on the Board of Directors. The Committee has the authority to engage third party search firms to identify candidates, but did not do so in fiscal 2012.

The Committee will consider director candidates recommended by shareholders, and will evaluate such individuals in the same manner as other candidates proposed to the Committee. All candidates must meet the legal, regulatory and exchange requirements applicable to members of the Board of Directors. No such shareholder recommendations have been received by the Company for this Meeting. Shareholders who wish to recommend director candidates for the 2014 Annual Meeting of Shareholders should notify the Committee no later than August 31, 2013. Submissions are to be addressed to the Nominating and Corporate Governance Committee, c/o Alyson S. Barclay, Corporate Secretary, ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, which submissions will then be forwarded to the Committee. The Committee is not obligated to nominate any such individual for election.

The members of the Committee are Mr. Trauscht (Chairman), Mr. McConnell and Mr. Solley. Each member is an independent director as defined under the Company’s Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange. The Committee met four times in fiscal 2012.

The Committee operates under a written charter adopted by the Board of Directors. The charter is posted on the Company’s web site, www.escotechnologies.com, under the “Corporate Governance” link, and a copy is available in print to any shareholder who requests it.

Human Resources and Compensation Committee

The functions of the Human Resources and Compensation Committee are generally to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer; to evaluate the Chief Executive Officer’s performance in light of these goals and objectives; to determine the Chief Executive Officer’s compensation based upon the evaluation; to review and approve the compensation of officers and other key executives; to approve and evaluate incentive compensation plans, equity-based plans and other compensation plans; to review and approve benefit programs, including implementation of new programs and material changes to existing programs; to review the performance and development of, and succession planning for, Company management; to assure that executive officers and other senior executives of the Company are compensated in a manner consistent with the strategy of the Company and competitive practice; and to oversee the Company’s Charitable Contributions Program.

The Committee is also responsible for reviewing and discussing with management the Company’s annual Compensation Discussion and Analysis, and recommending its inclusion in the Company’s annual proxy statement and the Company’s Form 10-K filed with the SEC. Its Report on these matters is set forth on page 21.

The members of the Committee are Mr. Woods (Chairman), Mr. Solley and Mr. Trauscht. Each member is an independent director as defined under the Company’s Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange. The Committee met three times in fiscal 2012.

The Committee operates under a written charter adopted by the Board of Directors. The charter is posted on the Company’s web site, www.escotechnologies.com, under the “Corporate Governance” link, and a copy is available in print to any shareholder who requests it.

Compensation Committee Interlocks and Insider Participation

Mr. Woods, Mr. Solley and Mr. Trauscht were the only members of the Human Resources and Compensation Committee during fiscal 2012. None of the foregoing (i) was during fiscal 2012 an officer or employee of the Company; (ii) was formerly an officer of the Company; or (iii) had any other relationship requiring disclosure under any paragraph of Item 404 or under Item 407(e)(4) of SEC Regulation S-K.

DIRECTOR COMPENSATION

The many responsibilities and the substantial time commitment of being a director of a public company require that the Company provide adequate incentives for the directors’ continued performance by paying compensation commensurate with the directors’ expertise and duties. Directors who are employees of the Company do not receive any compensation for service as directors. The non-management directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Cash compensation paid in fiscal 2012 to non-management directors consisted of: an annual cash retainer of $32,500; an additional annual cash retainer for the Lead Director of $25,000; an annual cash retainer for the Chairmen of the Audit and Finance Committee, Nominating and Corporate Governance Committee and Human Resources and Compensation Committee of $7,000, $5,000 and $5,000, respectively; an annual fee for Board meetings of $6,500; and annual fees for meetings of the Audit and Finance Committee, Nominating and Corporate Governance Committee and Human Resources and Compensation Committee of $4,800, $6,000 and $4,800, respectively. The above-mentioned cash retainers and fees are paid in January of each year. Also, each non-management director receives a retainer of 900 Shares per quarter (increased from 800 per quarter as of January 2012).

Under the Company’s Directors’ Extended Compensation Plan, a plan for non-management directors who began Board service prior to April 2001, each director currently on the Board who has served as a non-management director for at least five years will, after the later of termination of services as a director or reaching age 65, receive for life an annual benefit equal to a percentage of the fiscal year 2001 annual cash retainer for directors of $20,000. This percentage ranges from 50% to 100% based upon years of service as a director. Under these criteria, each non-management director is currently qualified to receive the maximum annual benefit of $20,000. In the event of death of a retired director who is eligible under this plan, 50% of the benefit will be paid to the surviving spouse for life. On or after retirement, if the eligible director so elects, and subject to the approval of the Human Resources and Compensation Committee, the actuarial equivalent of the benefit may be received in a single lump sum. Certain of the eligible directors have elected to receive this lump sum distribution at the time of retirement, in compliance with section 409(a) of the Internal Revenue Code.

Directors may elect to defer receipt of all of their cash compensation and/or all of their quarterly stock retainer. If elected, the deferred amounts are credited to the director’s deferred compensation account in stock equivalents. Deferred amounts will be distributed in cash or stock at such future dates as specified by the director unless distribution is accelerated in certain circumstances, including a change in control of the Company. The stock portion which has been deferred may only be distributed in Shares.

Directors are subject to stock ownership guidelines. Under these guidelines, each non-management director is expected to accumulate Shares having a total cash value equal to five times the annual cash retainer. These Shares must be accumulated within five years of guideline adoption or appointment to the Board. All directors are in compliance with the guidelines.

The following table sets forth the compensation of the Company’s non-management directors for fiscal 2012. Directors V.L. Richey, Jr. and G.E. Muenster are executive officers and did not receive any additional compensation for their service as directors; their compensation is set forth in the section captioned “Executive Compensation Information” beginning on page 21.

Name	Fees Earned or Paid in Cash		Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
J.M. McConnell	$49,800	(3)	$111,798	—	—	$7,769	—	$169,367
L.W. Solley	49,800	(4)	111,798	—	—	8,880	—	170,478
J.M. Stolze	50,800	(5)	111,798	—	—	10,683	—	173,281
D.C. Trauscht	84,600	(6)	111,798	—	—	1,093	—	197,491
J.D. Woods	48,800	(7)	111,798	—	—	—	—	160,598

(1)	Dollar amounts represent the aggregate grant date fair values and are based on the market value of the stock on the date of each quarterly award of 900 Shares (800 Shares prior to January 1, 2012) under the Compensation Plan for Non-Employee Directors. The amounts reflect the actual dollar amounts recognized for financial statement reporting purposes for fiscal 2012 calculated in accordance with FASB ASC Topic 718.

Date of Award	Shares	Share Price
October 1, 2011	800	$24.39
January 1, 2012	900	29.28
April 1, 2012	900	36.87
July 1, 2012	900	36.39
(2)	Represents the change in actuarial present value of the accumulated benefits relating to the named directors under the Company’s Directors’ Extended Compensation Plan from September 30, 2011 to September 30, 2012. Non-employee directors who began service prior to April 2001 are eligible to participate in the plan after at least five years of Board service. The plan pays benefits as a percentage of $20,000 at time of retirement based on completed years of Board service. The percentage is 50% for five years of Board service and increases by 10% for each additional year of service to 100% for ten or more years of Board service. Based on these criteria, each non-management director is currently qualified to receive the maximum annual benefit of $20,000. Benefits are paid quarterly, commencing the later of the director’s 65th birthday or retirement. In the event of death, 50% of the annual benefit is payable to the surviving spouse for the life of the spouse. The change in pension value shown above includes the effect of changes in actuarial assumptions from year to year. During fiscal 2012 pension values increased due to the effect of changes in actuarial assumptions. The increases in pension value due to assumption changes for Messrs. McConnell, Solley, Stolze, Trauscht and Woods were $15,001, $15,965, $17,525, $8,802 and $7,246, respectively. Pursuant to applicable regulations, the amounts in the table do not include a negative amount of $330 for Mr. Woods relating to a decrease in pension value.
(3)	Represents annual cash retainer of $32,500, Board meeting fees of $6,500, and committee meeting fees of $10,800.
(4)	Represents annual cash retainer of $32,500, Board meeting fees of $6,500, and committee meeting fees of $10,800.
(5)	Represents annual cash retainer of $32,500, Board meeting fees of $6,500, committee meeting fees of $4,800, and committee chairman fee of $7,000.
(6)	Represents annual cash retainer of $32,500, lead director cash retainer of $25,000, Board meeting fees of $6,500, committee meeting fees of $15,600, and committee chairman fee of $5,000.
(7)	Represents annual cash retainer of $32,500, Board meeting fees of $6,500, committee meeting fees of $4,800, and committee chairman fee of $5,000.

*    *    *    *    *

EXECUTIVE COMPENSATION INFORMATION

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed with management the Company’s disclosures under the section captioned “Compensation Discussion and Analysis” beginning immediately following this Compensation Committee Report.

Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the Securities and Exchange Commission.

The Human Resources and Compensation Committee

J.D. Woods, Chairman
L.W. Solley
D.C. Trauscht

COMPENSATION DISCUSSION AND ANALYSIS

The Human Resources and Compensation Committee is responsible for determining the compensation of the Chairman and Chief Executive Officer (the “CEO”) and other senior officers and key executives of the Company. This Compensation Discussion and Analysis discusses the compensation of the CEO and the other executive officers identified in the Summary Compensation Table on page 31, whom we refer to herein as the “executive officers” or the “named executive officers.”

Compensation Objective

The Committee’s objective is to develop and maintain compensation packages most likely to attract, retain, motivate and reward the Company’s executive officers and other senior officers and key executives. Compensation programs are designed to be consistent with those of other companies engaged in similar industries and/or of similar size with which the Company is likely to compete for talent to enable the Company to employ and retain a high-quality management team. The Committee seeks to use performance based compensation to maximize the alignment of executive compensation with the long-term interests of the Shareholders.

Executive Summary

The Company’s compensation programs are designed to reward positive financial performance. The bonus program is tied to key strategic targets and is designed to reward strong performance. Payouts are higher in times of good performance and lower when targets are not achieved. The stock-based long-term incentive program helps align the interests of executives and Shareholders by ensuring that executives are also Shareholders. Further, under the performance-accelerated restricted stock (“PARS”) awards program, one of the Company’s long-term incentive programs, shares may not be earned until 3½ years after the initial award, which contributes to the goal of executive retention. As these awards are tied to stock price, this also serves as an incentive to drive strong Company performance. Even though the Company did not reach its targets in fiscal 2012, historically the compensation program has produced the desired results; as a result, the Committee did not make any substantial changes to the program for fiscal 2013.

Compensation Summary

The Committee offers its executive officers a compensation package that includes:

•	A competitive base salary;
•	An annual at-risk cash bonus opportunity based on key performance measures;
•	Long-term equity incentive compensation (“LTI”) based on Company stock performance and retention factors;

•	Protection in the form of an employment agreement and, in the event of a change of control, a Severance Plan; and
•	Appropriate and reasonable perquisites.

The Committee sets compensation levels based on the skills, experience and achievements of each executive officer, taking into account the market checking described below and compensation recommendations made by the CEO (except with respect to his own position). The Committee also considers tally sheets which provide, for each executive officer, a recap of each principal element of compensation as well as benefits, perquisites, equity awards, and stock ownership and potential ownership. The tally sheets also reflect the incremental compensation which would be payable as a result of various termination scenarios and each element of pay or benefits impacted. The Committee retains the discretion to adjust all elements of compensation as it deems appropriate, subject to the requirements of Shareholder-approved plans.

Compensation Consultant and Market Checking

The Committee is authorized by its charter to employ independent compensation and other consultants. The Committee has typically engaged a nationally recognized compensation consulting firm (the “Compensation Consultant”) every other year, to assist the Committee in evaluating executive compensation. In 2010, Towers Watson, which was then serving as the Compensation Consultant, spun off its compensation division into a new company, Pay Governance. An unrelated branch of Towers Watson has historically been engaged to perform actuarial services for the Company. The Committee assessed the independence of Pay Governance and determined that there was no conflict, and engaged Pay Governance as its independent Compensation Consultant for the fiscal 2011 compensation review.

The Compensation Consultant periodically attends meetings of the Committee at the Committee’s request, and also provides information, research and analysis pertaining to executive compensation as requested by the Committee, including updates on market trends, survey data and analysis for market review.

For the fiscal 2011 compensation survey, the Committee utilized the peer group that had been developed in July 2010 in conjunction with Pay Governance. This peer group was based on the current SIC codes assigned to the Company’s subsidiaries and represents companies in the following industries within which the Company participates:

•	Industrial valves;
•	General industrial machinery;
•	Radio and television communications equipment;
•	Printed circuit boards;
•	Instruments to measure electricity; and
•	Services not elsewhere classified.

Companies in the above industries were then filtered for revenue size in order to determine the Company’s peer group. The peer group also includes companies described as peers in the Company’s 2010 Annual Report to Shareholders. The following is a list of the companies comprising the Company’s peer group for compensation purposes:

Analogic Corporation	Multi-Fineline Electronix Inc.
Arris Group Inc.	Nordson Corporation
Badger Meter, Inc.	Pall Corporation
CLARCOR Inc.	Powell Industries, Inc.
Comtech Telecommuinications Corp.	Power-One, Inc.
Comverge, Inc.	Powerwave Technologies, Inc.
EnerNOC, Inc.	Radisys Corporation
Harmonic Inc.	Roper Industries, Inc.
InterDigital, Inc.	Tekelec
Itron, Inc.	Teradyne, Inc.
JDS Uniphase Corporation	TTM Technologies, Inc.
Loral Space & Communications Inc.	ViaSat Inc.
Moog Inc.	Viasystems Group, Inc.

For fiscal 2011 the Committee utilized the Compensation Consultant’s September 2010 report and aged the data by 3%. Management also used this report for its fiscal 2011 market review.

For each of the Company’s executive officer positions, each principal element of compensation (base salary, cash bonus and LTI), as well as total cash compensation (base salary and cash bonus), and target total direct compensation (target cash compensation and LTI) are reviewed and compared against an annual median market rate for peer group companies. For fiscal 2011, the Company utilized the 50th percentiles for the peer group companies in determining the average market rates.

Each principal element of compensation is reviewed independently against the market rates. Relative Company performance is also periodically compared to the then-current peer group to test the overall reasonableness of pay for performance. The Compensation Consultant’s report looked at the fiscal year 2009 annual performance data relative to actual total cash compensation levels at the Company and the peer group. As compared to the peer group, the Company’s financial results fell at or above the median of the peer group. As a result, for the Company, actual cash bonuses were similarly above the median. Accordingly, the Committee determined that no changes to the compensation policies were warranted for fiscal 2012.

Principal Elements of Compensation

The principal elements of compensation (base salary, cash bonus and LTI) for the executive officers are shown in the Summary Compensation Table on page 31.

The Committee considers the survey data described above as a frame of reference in making its determinations; however, the peer group’s market rates are only one factor in determining appropriate salaries for the executive officers, as the complexity and composition of the Company (consisting of three primary business lines) does not lend itself to comparisons with a readily ascertainable peer group. While matching by SIC codes can provide some measure of comparability, there are wide variations in the type and complexity of these companies. The Committee therefore uses the market rates as a guideline when determining the appropriate compensation program for the executive officers, while retaining the flexibility to utilize its judgment and other factors including Company and individual performance. The Committee does not make its decisions according to a formula, and the Committee exercises considerable judgment and discretion in making them.

Annual Base Salaries. Base salaries are designed to attract, retain, motivate and reward competent, qualified, experienced executives to operate the business. The Company emphasizes performance-based compensation for the executive officers. Historically, the executive officers’ salaries have been targeted to the median of the annual market rates, as adjusted for the relative value of the jobs within the Company compared to those in the comparison companies. At the discretion of the Committee, with input by the CEO, executive officers with significant experience and responsibility who consistently demonstrate exemplary performance may be paid more than the market rates set for their positions, while less experienced executive officers may be paid salaries less than the market rates.

Fiscal 2012 base salaries for the executive officers were set by the Committee at the end of fiscal 2011. The salaries were set based on the Committee’s review of current salary levels and target total cash compensation (base salary and cash bonus) compared to the established annual market rates, and took into account, for the CEO, fiscal 2011 individual and Company performance and for the other executive officers, a subjective evaluation of the executives’ fiscal 2011 performance with input of the CEO.

In considering fiscal 2011 Company performance for the CEO’s base salary determination, the Committee took into account the Company’s financial and operating performance, including:

•	Signed contract with SoCalGas for the largest Advanced Metering Infrastructure project in North America;
•	All-time record for entered orders of $680 million;
•	Sales increase of 14.2%;
•	Pretax earnings increase of $6 million (8%);
•	Net earnings increase of $8 million (17%);

•	Earnings per share increase of $0.27 (16%);
•	Net paydown of debt to $89 million;
•	Successful development and launch of several new products at Aclara and Doble; and
•	Completion of two large and complex AMI projects simultaneously (PG&E and NYC Water).

For the other executive officers, based on their contributions to the Company’s performance described above, their individual contributions in their respective areas of expertise, and market rates, the Committee approved increases in base salaries for fiscal 2012. The base salary for fiscal 2012 was above the market median rate for the CEO and for the Executive VP and CFO and at the market median rate for the Senior VP and General Counsel.

Base salaries for the executive officers for 2011 and 2012 were as follows:

Base Compensation

Officer	FY 2011 Base Salary	Percent Increase from FY 2010	FY 2012 Base Salary	Percent Increase from FY 2011
V.L. Richey, Jr. (CEO)	$750,000	5.1%	$790,000	5.0%
G.E. Muenster (Executive VP & CFO)	$500,000	5.0%	$526,000	5.0%
A.S. Barclay (Senior VP & General Counsel)	$297,000	9.4%	$312,000	4.8%

Cash Bonus.  The Committee uses annual performance-based cash bonuses to compensate the executive officers. The Committee establishes performance targets for the executive officers, using financial, operational and individual goals linking compensation to overall Company performance. The executive officers’ individual goals are determined by each officer and submitted to the CEO for his review, except with respect to his goals which are evaluated and approved by the Lead Director.

For the executive officers, the Company operated two short-term cash bonus plans in fiscal 2011 and fiscal 2012: (i) the Incentive Compensation Plan for Executive Officers (the “ICP”); and (ii) the Performance Compensation Plan (the “PCP”). These at-risk plans closely link the executive officers’ pay to the Company’s financial results and provide for compensation variability through reduced payments in times of poor performance and higher compensation in times of strong performance. The ICP is a Section 162(m) shareholder-approved plan with a fixed target and a range. The PCP also has a fixed target and a range, but allows for Committee discretion in determining actual bonus payouts.

The total bonus targets under these plans for fiscal 2011 and fiscal 2012 were as follows:

Target Bonus Compensation

Officer	FY 2011 Target Bonus	Percent Increase from FY 2010	FY 2012 Target Bonus	Percent Increase from FY 2011
V.L. Richey, Jr. (CEO)	$500,000	4.6%	$525,000	4.8%
G.E. Muenster (Executive VP & CFO)	$270,000	5.5%	$284,000	5.0%
A.S. Barclay (Senior VP & General Counsel)	$127,000	9.4%	$134,000	5.2%

The target short-term bonuses are divided equally between the two plans for the executive officers. The plans are divided equally to provide a balance between the ongoing shareholder value proposition (measured by earnings per share) and the Company’s goal to annually evaluate and focus senior managers on other strategic measures such as cash flow. The target percentage of total cash compensation represented by the ICP and PCP is based on the level of the position, with targets for fiscal 2012 as follows:

Cash Bonus Targets — Fiscal 2012

					ICP Target		PCP Target
Officer	Base Salary	Base % of Total Cash Comp.	Bonus Target	Bonus % of Total Cash Comp.	($)	% of Total Cash Comp.	($)	% of Total Cash Comp.
V.L. Richey, Jr. (CEO)	$790,000	60%	$525,000	40%	$262,500	20%	$262,500	20%
G.E. Muenster (Executive VP & CFO)	526,000	65%	284,000	35%	142,000	17.5%	142,000	17.5%
A.S. Barclay (Senior VP & General Counsel)	312,000	70%	134,000	30%	67,000	15%	67,000	15%

Target total cash compensation (base salary plus target cash bonus) was at the median market rate for the CEO and the Executive VP and CFO and just below for the Senior VP and General Counsel.

The higher at-risk target percentage for the CEO as compared to the other executive officers is based on the Company’s at-risk philosophy, and his role as CEO of the Company. Likewise, the CFO’s position has a higher percentage as compared to the Senior VP and General Counsel, based on his responsibilities. Typically near the beginning of each fiscal year, the Committee determines the evaluation criteria, sets performance targets and approves the minimum and maximum multipliers which will be applied to the targets to determine payments under both plans. The Committee approves the performance targets after reviewing the Company’s business plans and determining the key short-term business metrics on which the Company’s senior management should focus in order to drive results. Because of the broad responsibilities of the executive officers, their targets are tied to Company-wide measures.

In determining the fiscal 2012 combined ICP and PCP bonus target for the CEO, the Committee considered the actual total cash compensation of the CEO compared to the market rate and the bonus target percentage for this position, in conjunction with the increase in base salary.

During the first quarter of fiscal 2012, the Committee agreed to measure 50% of the bonus target (the ICP bonus) against the earnings per share target (defined below), and measure the other 50% of the bonus target (the PCP bonus) against (i) the achievement of the cash flow target (defined below) (weighted at 35% of the total cash bonus); and (ii) the execution of individual objectives (weighted at 15% of the total cash bonus), which were established by the Committee in consultation with the Lead Director at the beginning of fiscal 2012.

For the fiscal 2012 short term cash bonus plans (the ICP and PCP), the Committee approved the following targets and evaluation matrices:

ICP — Earnings Per Share

						Target
EPS:	$1.85	$1.89	$1.93	$1.97	$2.01	$2.05	$2.09	$2.13	$2.17	$2.21	$2.25
Centerpoint Multipliers:	0.20	0.36	0.52	0.68	0.84	1.00	1.20	1.40	1.60	1.80	2.00

PCP — Cash Flow (dollars in millions)

						Target
Cash Flow:	$73.1	$74.6	$76.1	$77.6	$79.1	$80.6	$82.1	$83.6	$85.1	$86.6	$88.1
Centerpoint Multipliers:	0.20	0.36	0.52	0.68	0.84	1.00	1.20	1.40	1.60	1.80	2.00

The targets in these matrices were determined at the beginning of the fiscal year on the basis of subsidiary projections with senior management review. The Committee also considered the uncertainty of the economy at the time the targets were established.

For the ICP, the Committee approved the use of earnings per share as the evaluation criterion. The centerpoint was the earnings per share target of $2.05. The maximum of the range was a 10% improvement over the target. This was deemed to be significantly challenging in the current economic environment. The steps above the target multiplier of 1.00 increased by 0.20 for each step above target; below the target multiplier, the steps decreased at a rate of 0.16 for each step. The higher multiplier above target was reflective of the difficulty in achieving such increased earnings per share and was rewarded accordingly. The matrix provided for a payment equal to 1.00 times the target if the earnings per share target of $2.05 was achieved. Actual earnings per share for fiscal 2012 was $1.73, which was below the target and resulted in a multiplier of 0.20 being applied to the portion of the bonus associated with the ICP.

For the PCP, the Committee approved two criteria. One was cash flow (weighted at 70%) with a target of $80.6 million (the cash flow target), which is the centerpoint of the cash flow range. Cash flow is defined as cash generated from operations at the subsidiary level excluding corporate cash activity (debt and interest payments, acquisitions and divestitures, tax payments, pension contributions, stock option exercises and corporate general administrative expenses). This measure is considered a non-GAAP financial measure. For the cash flow matrix, there was a decrease of 0.16 in the applied multiplier for each step below the 1.00 target multiplier. On the upside, there was an increase of 0.20 in the multiplier for each step above the target multiplier. Actual cash flow for fiscal 2012 was $61.1 million, which resulted in a multiplier of 0.20 being applied to the portion of the PCP bonus associated with the cash flow target for the determination of the PCP bonus payment.

The second criterion was individual objectives (weighted at 30%) measured against subjective strategic management objectives. The fiscal 2012 individual performance objectives of the executive officers were approved by the CEO except with respect to his own, which were approved by the Lead Director. The specific objectives were evaluated on a subjective basis at the end of the year by each executive officer and then the CEO. The CEO’s objectives were evaluated by the CEO and then the Lead Director. The objectives are focused on key short-term strategic factors, such as operational matters, legal matters, acquisitions, divestitures, cost savings and other issues. The objectives were deemed to be significantly challenging for the individuals and necessary for the continuing success of the company. The individual multiplier for the individual performance targets ranged from 0.0 to 1.0 times the target cash compensation based on the subjective evaluation of objective attainment. For fiscal 2012, the CEO and the other executive officers were determined to have achieved all of their individual objectives, as a result of which the CEO and the other executive officers earned 1.0 times the target cash compensation associated with their individual objectives.

The actual payouts under the ICP and the PCP are reflected in the Summary Compensation Table on page 31.

Long-Term Equity Incentive Compensation.   The Committee generally grants LTI awards to the CEO and other executive officers at the first Board meeting of the fiscal year, which is generally held in October. The Committee meeting at which LTI awards for fiscal 2012 were granted, however, was held September 29, 2011, which was before the end of fiscal 2011. As a result, the LTI awards for fiscal 2012 are included as fiscal 2011 grants in the Summary Compensation Table on page 31 in addition to the LTI awards for fiscal 2011 granted on October 6, 2010. Consequently, the total LTI awards for fiscal 2011 show a larger than normal increase in the LTI award amount, year over year. This increased award amount, however, is the result of a timing difference in the date of grant of the fiscal 2012 LTI awards and is not reflective of a change in pay practices. Because the fiscal 2012 awards were made in September 2011, no other equity awards were made to the named executive officers in fiscal 2012.

The Committee historically has granted LTI in the form of performance-accelerated restricted shares (“PARS”) and/or stock options. Based principally on sensitivity to Shareholder concerns with stock option dilution the Committee allocated the full LTI compensation to PARS, as it had done historically. PARS awards have a term of five years, with the award paid out in Shares at the end of the term; however, if certain Company performance criteria stated in the award, such as achievement of a target stock price, are met during the third, fourth or fifth years of the term (the “performance years”), then part or all of the award vests and is distributed six months after the end of the performance year in which the criteria are met. Generally, the award Shares may be distributed no earlier than 3½ years after the award even if the performance acceleration criteria are met. If the performance acceleration criteria are not met, the award Shares will not be distributed until the end of the award term.

By way of example, the performance criteria established by the Committee for all of the PARS awards granted to date have been the achievement of specified target prices for Company common stock. Achievement of the target price is determined based on the average price over a thirty-trading-day measurement period during a performance year. For the PARS granted in September 2011 for fiscal 2012, the performance years were the fiscal years ending September 30, 2014, 2015 and 2016, and the stock price targets were $28.50 for acceleration of 50% of the PARS awards and $30.50 for the acceleration of the remaining 50%, which was approximately 15% over the then-current share price of $26.36. This increase in the stock price targets was viewed as meaningful and challenging. Even though the Company’s stock price has exceeded these targets since these awards were granted, the stock price target must be achieved during a measurement period occurring during a performance year (fiscal 2014, 2015 or 2016) in order for vesting to be accelerated based on the stock price.

The Committee believes that the Company’s performance will reflect the contributions of management within the award timeframe of five years or less. The value of PARS fluctuates directly with changes in the price of stock, which ties executives’ interests directly to those of the Shareholders. In addition, the recipient must be continuously employed by the Company from the date of the award until the award is paid out in order to receive the awarded Shares. For executive officers, these awards also contain a two-year non-compete period after the expiration of the earning period of the awards, which provides additional Shareholder protection. Until such shares are earned and distributed, executive officers are not eligible to receive dividends in connection with these shares.

In line with the Company’s pay for performance philosophy, the Committee determined the total amount of LTI to grant to each executive officer based on its review of the value of such LTI awards for similar executive level positions, taking into consideration the annual market rate and then subjectively adjusting based on the Committee’s assessment of the relative value and performance of each individual or, in the case of the CEO, the Company’s fiscal 2011 financial performance, the relative Shareholder return and the market rate value of similar incentive awards to CEOs. The historic target LTI is generally one times total target cash compensation for the CEO, approximately 75% of total cash compensation for the Executive VP and CFO and 66% of total cash compensation for the Senior VP and General Counsel. The LTI targets were established by the Committee utilizing its assessment of the market data. The award to the CEO was at the Committee’s target of one times the CEO’s annual total cash compensation and at the median market rate. The LTI award for the Executive VP and CFO was at the median market rate and the LTI award for the Senior VP and General Counsel was slightly below the median market rate.

Total Compensation.  Target total compensation for fiscal 2012 was set at market competitive levels for each executive officer.

The Company does not believe that any risks arising from its compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Any such risk is mitigated by the multiple elements of the compensation programs, including base salary, annual bonus programs, and equity awards which are earned over multiple years. The structure of senior management short-term cash bonus plans, which are based on targets at each subsidiary, encourages decision-making that is in the best long-term interests of the Company and Shareholders.

Equity Grant Procedures.  The Company does not coordinate stock option or PARS grants with the release of material non-public information. Company-wide equity grants, including equity grants to executive officers, are generally awarded on the date of the October or November Committee meeting when other compensation decisions are made. As discussed above, the equity grants for fiscal 2012 were awarded on September 29, 2011 at the scheduled Committee meeting. Throughout each year, equity awards are made to new hires, promoted employees or in other special circumstances, generally on the first trading day of the month after hire or the date of the next Committee meeting. The exercise price of the stock option grants is the market closing price on the grant date. The Committee has delegated to the CEO the authority to grant stock option awards to key employees (other than executive officers) subject to certain limitations.

Other Compensation Elements

Perquisites.  The Company also provides limited perquisites to its executive officers, which have historically included club membership, an annual physical, financial planning and an auto allowance. The Committee annually reviews the types and value of the perquisites provided to the executive officers as part of its overall review of executive compensation. The Committee has determined the perquisites paid in fiscal 2012 to be reasonable.

Stock Ownership Guidelines.  The Committee has established stock ownership guidelines for the CEO and the other executive officers. The guidelines currently set the minimum level of ownership at five times total cash compensation (base salary and annual cash bonus target) for the CEO and three times total cash compensation for the other executive officers. These guidelines equate to eight times base salary for the CEO, and four times base salary for the other executive officers. Newly appointed executive officers are expected to be in compliance with the ownership guidelines within five years of their appointments. Unexercised stock options and unvested PARS are not included in determining the ownership amounts. All executive officers were in compliance at the end of fiscal 2012.

Retirement Benefits.  Like other employees of the Company, executive officers are eligible for retirement benefits provided through a matched defined contribution program. The CEO and other executive officers are also eligible for a frozen benefit under the defined benefit retirement program, and the CEO and Senior VP and General Counsel are eligible for a frozen benefit under the supplemental executive retirement plan (the “SERP”). These plans were frozen in December of 2003 for all Company employees. The Company’s decision to end the accrual of benefits under the defined benefit retirement plan and the SERP is consistent with the compensation program’s change in emphasis to at-risk rather than risk-free or safety-net pay.

Severance Plan.  Severance provisions in the event of a change of control benefit a company in the event of a change of control or a potential change of control by allowing executives who are parties to such arrangements to focus on continuing business operations and the success of a potential business combination rather than seeking alternative employment, thereby providing stability to a corporation during a potentially uncertain period. Accordingly, the Committee decided that it was in the Company’s best interest to adopt a Severance Plan, effective in 1995, which prescribes the compensation and benefits to be provided in the event of a change of control to certain executives, including the CEO and the other executive officers.

For purposes of the Severance Plan, “Change of Control” means any of the following (subject to the specific definitions in the Severance Plan): (i) the acquisition by any person or group of at least 20% of the then-outstanding shares of the Company’s common stock; or (ii) a change in a majority of the members of the Board of Directors that is not approved by the incumbent Board; or (iii) the approval by the Shareholders of either a reorganization, merger or consolidation after which the Shareholders will not own at least a majority of the Company’s common stock and voting power, or a liquidation or dissolution of the Company, or the sale of all or substantially all of the Company’s assets.

The Company’s change of control arrangements were designed to provide executives with severance payments and certain other benefits in the event that their employment is terminated in connection with a change of control transaction. The Severance Plan includes a “double trigger,” which means that it provides severance benefits only if there is both (1) a change of control of the Company and (2) the employee’s employment is terminated by the Company (or any successor) without cause or if the employee terminates his or her employment for good reason, in each case within 36 months following a change of control.

If the Severance Plan is triggered, the executive will be entitled to all accrued but unpaid compensation, a cash bonus for the year of separation and benefits for the year of separation, as well as a lump sum cash payment which is designed to replicate the cash compensation (base salary and bonus), plus certain benefits, that the executive would have received had he or she remained employed for two years. This two year multiple is deemed to be reasonable, and would only be paid in the event of a double-trigger event. The determination of the appropriate level of payments and benefits to be provided in the event of a change of control termination involved consideration of a number of factors. The compensation levels were determined based on a survey of the Company’s peers at the time the Severance Plan was adopted by the Company. The Committee considered that a high-level executive, who is more likely to lose his or her job in connection with a change of control than other employees, may require more time than other employees in order to secure an appropriate new position, and, unless that executive was provided with change of control benefits, he or she may be motivated to start a job search early if a change of control is anticipated, to the detriment of the Company. Thus, the existence of the Severance Plan provides an incentive for the executive to remain with the Company until a change of control actually occurs. In addition, since payments are not provided under the Severance Plan unless there has been not only a change of control but also a qualifying termination of employment, an acquirer who may wish to retain the Company’s management team during or after a transition period will have the opportunity to do so.

In addition, pursuant to the Company’s LTI plans, in the event of a change of control, stock option vesting is accelerated to the date of the change of control and earned PARS are distributed at that date. The balance of the PARS are distributed at the end of the fiscal year in which a change of control occurs if the executive is still employed by the Company (or any successor); provided, however, if the executive is involuntarily terminated for reasons other than cause or if the executive terminated his or her employment for good reason, the balance of PARS will be distributed to the executive upon termination of employment.

Employment Agreements for the CEO and Executive Officers.  The Company has employment agreements (the “Agreements”) with each of the executive officers. These Agreements exclude separations due to a change of control or termination for cause, and provide for the payment of severance equivalent to two years of compensation under a predetermined separation provision, thereby providing for a more amicable separation in circumstances where a business change is warranted. The Agreements automatically renew at the end of each one-year term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then-current term. The Agreements provide for payment of an annual base salary, subject to review for increase at the discretion of the Committee, participation in the Company’s PCP and ICP bonus plans, and eligibility for participation in the Company’s LTI plans and benefit plans and programs applicable to senior executives, and continuance of certain perquisites. For the two year period after a termination, the Agreements prohibit the executive officers from soliciting Company employees or disclosing confidential information. The Agreements also require that the executive officers provide limited consulting services on an as-requested basis following termination. The specifics regarding the cash compensation and benefits provided in the event of a qualifying separation are outlined in the “Employment Agreements” section beginning on page 35.

The Committee periodically assesses the reasonableness of the Agreements to consider whether any changes are appropriate.

Succession Planning.  The Committee conducts an annual review of the Company’s long-term succession plan. Additionally the Company has adopted an emergency succession plan in order to minimize the uncertainty associated with an emergency succession event.

Advisory Shareholder Say-On-Pay Vote.  At each Annual Meeting of Shareholders the Company submits the executive compensation disclosed in the proxy statement for that meeting to the Shareholders for their approval on an advisory basis. The Committee and the Board of Directors review and give consideration to that vote in determining future executive compensation policies and decisions. At the Company’s last Annual Meeting in February 2012, the Shareholders strongly supported the current compensation program.

Limit on Deductibility of Certain Compensation.  Federal income tax law prohibits publicly held companies, such as the Company, from deducting certain compensation paid to an executive officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the Shareholders, such compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of the Company and its Shareholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee’s development and execution of effective compensation plans. For example, to enable certain bonuses and long-term compensation to be deductible, the Committee makes these awards under incentive plans approved by Shareholders as much as possible. While the Committee is limited in its ability to make discretionary bonus payments under the ICP, there are no such limitations under the PCP. Gains on stock option exercises may be deductible if granted under a Shareholder approved plan since they are tied to the performance of the Company’s stock price. Salaries and other compensation not tied to Company performance are not deductible to the extent they exceed the $1 million limit.

Compensation Recovery Policy. The Company’s Code of Business Conduct and Ethics reaffirms the importance of high standards of business ethics. Adherence to these standards by all employees is the best way to ensure compliance and secure public confidence and support. All employees are responsible for their actions and for conducting themselves with integrity. Any failure on the part of any employee to meet any of the standards embodied in this Code will be subject to disciplinary action, including potential dismissal.

In 2010 the Company adopted a Compensation Recovery Policy which provides that when appropriate, and in accordance with applicable law, the Company may recover any “Recoverable Compensation” received during a prescribed period of up to three years if an executive or other senior officer of the Company or any of its affiliates:

1)	Engages in intentional misconduct resulting in a financial restatement or in any increase in his or her incentive or equity income, or
2)	Engages in activity that competes with the Company or its affiliated companies in violation of any non-compete agreements entered into by such employee, or
3)	Solicits customers or hires or assists anyone else in soliciting or hiring employees of the Company or its affiliates after termination of employment or engages in the unauthorized disclosure or use of the Company’s confidential information resulting in harm to the Company or its affiliates, in any case in violation of agreements entered into by such employee prohibiting such actions.

“Recoverable Compensation” is defined to include any equity and incentive compensation received, exercised, earned or distributed to or by an executive or senior officer, including amounts and shares under any equity or compensation plan or employment agreement.

The Company has previously included recoupment, non-compete and clawback provisions in PARS and stock option agreements for certain participants. Where not previously included, the above provisions will be added to all new risk-based compensation awards. This policy does not prevent the Company from taking other actions as appropriate, if warranted, based on the misconduct outlined above.

The policy further specifies that to the extent compensation is recovered from an individual as a result of a restatement under the Company’s Dodd-Frank Act Recovery Policy such amounts will be excluded from “Recoverable Compensation.”

SUMMARY COMPENSATION TABLE

The following table contains information concerning compensation for fiscal 2012 and the preceding two fiscal years for all services rendered in all capacities to the Company and its subsidiaries of the executive officers serving at September 30, 2012 (the “executive officers”). As described in notes (3), (7) and (8) below, the line for fiscal 2011 compensation includes amounts relating to 2012 performance-accelerated restricted stock awards that were awarded on September 29, 2011 for fiscal 2012. Such awards were required to be reported in fiscal 2011 pursuant to SEC regulations, but did not represent a change in pay practices. As a result, no stock awards were made to the executive officers in fiscal 2012.

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards for FY 2012(2)(3)	Stock Awards for FY 2011 & FY 2010(2)(3)	Stock Awards (Aggregate)(2)(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total(7)	Total Including Stock Award for the Fiscal Year Indicated(8)
V.L. Richey, Jr. Chairman, Chief Executive Officer & President	2012	$790,000	$0	$0	$0	$0	$168,000	$92,968	$62,733	$1,113,701	$2,428,670
	2011	750,000	0	1,314,969	1,249,994	2,564,963	680,000	62,471	72,629	4,130,063	2,815,094
	2010	712,000	0	0	1,070,006	1,070,006	638,942	56,729	80,775	2,558,452	2,558,452
G.E. Muenster Executive Vice President & Chief Financial Officer	2012	$526,000	$0	$0	$0	$0	$90,880	$47,711	$46,393	$710,984	$1,317,923
	2011	500,000	0	606,939	575,050	1,181,989	372,600	31,177	44,543	2,130,309	1,523,370
	2010	475,000	0	0	439,985	439,985	344,250	27,887	39,606	1,326,728	1,326,728
Alyson S. Barclay Senior Vice President, Secretary & General Counsel	2012	$312,000	$0	$0	$0	$0	$42,880	$62,274	$62,926	$480,080	$792,051
	2011	297,000	0	311,971	317,986	629,957	175,260	40,722	59,332	1,202,271	890,300
	2010	269,000	0	0	191,983	191,983	155,250	36,520	53,376	706,129	706,129

(1)	Represents discretionary cash awards earned under the Company's Performance Compensation Plan discussed under the caption “Principal Elements of Compensation — Cash Bonus” in the Compensation Discussion and Analysis section.
(2)	Represents the aggregate grant date fair values for performance-accelerated restricted stock awards computed based upon the assumptions discussed in Note 10 to the Company's Consolidated Financial Statements included in the 2012 Annual Report to Shareholders, in accordance with FASB ASC Topic 718. Such amounts do not correspond to the actual value that will be realized by the executive officers.
(3)	Equity grants for each fiscal year are generally awarded at the beginning of that fiscal year on the date of the October or November Human Resources and Compensation Committee meeting. In the fall of 2011, the Committee held its meeting to award equity grants for fiscal 2012 on September 29, 2011, near the end of the 2011 fiscal year. Because these grants were made during fiscal 2011, the awards were required pursuant to SEC regulations to be reported in the Summary Compensation Table as fiscal 2011 compensation. Accordingly, for clarity, amounts set forth in the table under the caption “Stock Awards for FY 2011 & FY 2010” represent the aggregate grant date fair value for all awards granted during those two fiscal years except the awards granted on September 29, 2011 for fiscal 2012. Amounts set forth under the caption “Stock Awards for FY 2012” represent only awards granted on September 29, 2011 for fiscal 2012. Amounts set forth under the caption “Stock Awards (Aggregate)” include the amounts set forth in the prior two columns and are the amounts required to be reported pursuant to SEC regulations. The increased amount for fiscal 2011 in the “Stock Awards (Aggregate)” column reflects the two sets of equity awards granted in fiscal 2011, including awards for fiscal 2011 and fiscal 2012. For additional information, please see “Principal Elements of Compensation — Long-Term Equity Incentive Compensation” and “Principal Elements of Compensation — Equity Grant Procedures” in the Compensation Discussion and Analysis section.
(4)	Reflects the cash awards earned for the fiscal year indicated under the Company's Incentive Compensation Plan for Executive Officers and the Performance Compensation Plan, except for discretionary bonus amounts, as discussed under the caption “Principal Elements of Compensation — Cash Bonus” in the Compensation Discussion and Analysis section.
(5)	Represents the change in actuarial present value of the executive officers’ accumulated benefits under the Company's Retirement Plan and Supplemental Executive Retirement Plan during each fiscal year. These changes in pension value include the effect of changes in actuarial assumptions from year to year. During fiscal years 2010, 2011 and 2012 pension values increased due to the effect of changes in actuarial assumptions, in the amounts of $37,867, $42,487 and $72,171 respectively for Mr. Richey; $19,290, $21,967 and $38,019 respectively for Mr. Muenster; and $25,063, $28,480 and $49,424 respectively for Ms. Barclay. For additional information, see “Pension Benefits” below. There were no non-qualified deferred compensation earnings.
(6)	Comprised of the amounts provided in the table below:

Name and Principal Position	Fiscal Year	Perquisites(a)	Tax Gross-ups(b)	Defined Contribution Savings Plan Company Contributions	Employee Stock Purchase Plan Company Contributions	Total
V.L. Richey, Jr. Chairman, Chief Executive Officer & President	2012	$42,189	$7,387	$10,000	$3,157	$62,733
	2011	39,322	10,091	9,800	13,416	72,629
	2010	37,378	9,660	9,800	23,937	80,775
G.E. Muenster Executive Vice President & Chief Financial Officer	2012	$30,098	$11,040	$0	$5,255	$46,393
	2011	31,016	8,439	0	5,088	44,543
	2010	26,495	8,369	0	4,742	39,606
Alyson S. Barclay Senior Vice President, Secretary & General Counsel	2012	$35,835	$7,342	$10,010	$9,739	$62,926
	2011	35,147	6,806	10,847	6,532	59,332
	2010	32,800	6,872	10,268	3,436	53,376

(a)	Comprised of car allowance, financial planning, life insurance, and Company cost related to the personal use of clubs.
(b)	Represents tax gross-up for taxable club fees.
(7)	Represents the total amount of compensation required to be reported pursuant to SEC regulations, and includes the stock awards granted on September 29, 2011 for fiscal 2012 in fiscal 2011 compensation.
(8)	Represents the total amount of compensation as adjusted to include the stock awards granted on September 29, 2011 for fiscal 2012 in fiscal 2012 compensation rather than in fiscal 2011 compensation.

GRANTS OF PLAN-BASED AWARDS

The following non-equity incentive plan opportunities for fiscal 2012 were approved for the named executive officers.

Named Executive Officer	Grant Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold	Target	Maximum
V.L. Richey, Jr.	9/29/2011	$105,000	$525,000	$971,250
G.E. Muenster	9/29/2011	56,800	284,000	525,400
Alyson S. Barclay	9/29/2011	26,800	134,000	247,900

(1)	Represent threshold, target and maximum cash incentive opportunities for fiscal 2012 under the Company’s annual Incentive Compensation Plan for Executive Officers (ICP) and Performance Compensation Plan (PCP). For additional information, please see “Principal Elements of Compensation — Cash Bonus” in the Compensation Discussions and Analysis section.
(2)	Date of approval of the cash incentive opportunities for fiscal 2012; actual payouts were based on fiscal 2012 results and were not determined until the end of fiscal 2012. See footnote (4) to the Summary Compensation Table.

There were no grants of plan-based equity awards to the executive officers in fiscal 2012. The grants of plan-based equity awards which were made on September 29, 2011 were required by SEC regulations to be reported as grants for fiscal 2011, and were reported as such in the Company’s December 21, 2011 Proxy Statement. For additional information, please see “Principal Elements of Compensation —  Long-Term Equity Incentive Compensation” and “Principal Elements of Compensation — Equity Grant Procedures” in the Compensation Discussion and Analysis section, and footnotes (3), (7) and (8) to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information as of the end of fiscal 2012 for the executive officers regarding outstanding awards of unvested performance-accelerated restricted stock. No executive officer had any option awards outstanding, either exercisable or unexercisable, as of the end of fiscal 2012.

Executive Officer	Grant Date	Stock Awards(1)
		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(6)
V.L. Richey, Jr.	10/8/2008	29,968	(2)	$1,164,257
	10/8/2009	28,040	(3)	1,089,354
	10/6/2010	38,040	(4)	1,477,854
	9/29/2011	49,885	(5)	1,938,032
G.E. Muenster	10/8/2008	13,850	(2)	$538,073
	10/8/2009	11,530	(3)	447,941
	10/6/2010	17,500	(4)	679,875
	9/29/2011	23,025	(5)	894,521
A.S. Barclay	10/8/2008	5,780	(2)	$224,553
	10/8/2009	5,031	(3)	195,454
	10/6/2010	9,677	(4)	375,951
	9/29/2011	11,835	(5)	459,790

(1)	Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends will not be paid prior to the vesting and distribution of the shares.
(2)	Shares of performance-accelerated restricted stock granted October 8, 2008 will vest if the executive officer continues in the employment of the Company through September 30, 2013. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $48.40 and $51.75, respectively, are achieved between October 1, 2010 and September 30, 2013. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.
(3)	Shares of performance-accelerated restricted stock granted October 8, 2009 will vest if the executive officer continues in the employment of the Company through September 30, 2014. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $42 and $45, respectively, are achieved between October 1, 2011 and September 30, 2014. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.
(4)	Shares of performance-accelerated restricted stock granted October 6, 2010 will vest if the executive officer continues in the employment of the Company through September 30, 2015. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $35.50 and $38.00, respectively, are achieved between October 1, 2012 and September 30, 2015. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.
(5)	Shares of performance-accelerated restricted stock granted September 29, 2011 will vest if the executive officer continues in the employment of the Company through September 30, 2016. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $28.50 and $30.50, respectively, are achieved between October 1, 2013 and September 30, 2016. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.
(6)	Based on the closing price of the Company’s common stock of $38.85 on September 28, 2012, the last trading day of the Company’s 2012 fiscal year.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information for the executive officers regarding, in the aggregate, stock options exercised and performance-accelerated restricted stock vesting during fiscal 2012:

	Option Awards		Stock Awards
Executive officer	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
V.L. Richey, Jr.	53,112	$1,111,634	27,450	$1,062,864
G.E. Muenster	9,946	212,347	13,425	519,816
A.S Barclay	6,578	137,678	5,385	208,507

(1)	Represents the difference between the exercise price and the fair market value of the acquired Shares on the respective dates of exercise.
(2)	Represents the fair market value of shares of performance-accelerated restricted stock which vested on September 30, 2012, based on the October 1, 2012 closing price of the Company’s common stock of $38.72 per share, the value used by the Company for tax and accounting purposes.

PENSION BENEFITS

At the time of the 1990 spin-off of the Company by Emerson Electric Co. (“Emerson”), the Company established a Retirement Plan (the “Retirement Plan”) in which the Company’s executive officers as well as other covered employees participate. Prior to the 1990 spin-off, the executive officers (other than Mr. Muenster, who was not then an employee) participated in one of the pension plans of Emerson or its subsidiaries. The Retirement Plan is substantially identical to the Emerson Retirement Plan at the time of the 1990 spin-off (the “Emerson Retirement Plan”). Under the Retirement Plan, the participant is credited with service equal to the participant’s service credit under the Emerson Retirement Plan, but the participant’s benefit accrued under the Retirement Plan will be offset by the benefit accrued under the Emerson Retirement Plan as of September 30, 1990. Because benefits under the Retirement Plan may be reduced under certain maximum provisions of the Internal Revenue Code, in 1993 the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides that where any such reductions occur, the Company will pay a retirement supplement to certain executives including the executive officers (other than Mr. Muenster). The SERP was designed to maintain total retirement benefits at the formula level of the Retirement Plan. Effective December 31, 2003, both the Retirement Plan and the SERP were frozen with no increase in benefits accruing to participants.

These plans provide for fixed retirement benefits based on the participant’s credited years of service, five-year average compensation (the highest average annual cash compensation during any five consecutive years through 2003), and applicable Social Security covered compensation calculated as of December 31, 2003, the effective date of the freezing of the plans. Under the current law, the benefits amounts will not be subject to any reduction for Social Security or other offset amounts.

The amounts reported in the table below represent the present value of the accumulated benefit at September 30, 2012 for the executive officers under each plan based upon the assumptions described in footnote (1).

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
V.L. Richey, Jr.	Retirement Plan	18	$393,135	$0
	SERP	18	161,981	0
G.E. Muenster	Retirement Plan	13	$263,088	$0
	SERP	0	0	0
A.S. Barclay	Retirement Plan	16	$329,436	$0
	SERP	16	18,392	0

(1)	The accumulated benefit was frozen as of December 31, 2003. The present value has been calculated assuming that the executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable on the basis of a single life annuity with a 60 month certain payment period. Except for the assumption that the executives remain in service and retire at age 65, the present value is based on the assumptions as described in Note 11 to the Company’s Consolidated Financial Statements included in the 2012 Annual Report to Shareholders. Specifically, the interest assumption is 3.75% and the post-retirement mortality assumption is based on the 2012 IRS Static Post Retirement mortality table reflecting projections to 2019 using Scale AA.

Effective January 1, 2004, the Company modified its existing Employee Savings Investment Plan (an employee benefit plan under section 401(k) of the Internal Revenue Code which is available to substantially all United States employees including the executive officers), through the addition of a Company cash match at a rate of 100% of employee contributions up to 3% of the employee’s eligible compensation, and 50% of employee contributions which are in excess of such 3%, up to 5% of the employee’s eligible compensation, subject to Internal Revenue Code limits. The amounts contributed to the executive officers by the Company in fiscal years 2010, 2011 and 2012 are listed in footnote (6) to the Summary Compensation Table, on page 31, under the heading “Defined Contribution Savings Plan Company Contributions.”

The Company has no defined contribution or other plan that provides for the deferral of executive compensation on a basis that is not tax-qualified.

EMPLOYMENT AGREEMENTS

The Company entered into employment agreements with Messrs. Richey and Muenster and Ms. Barclay effective on or about November 1, 1999 and subsequently amended from time to time.

The employment agreements provide for a base salary of not less than the executives’ fiscal year 1999 base salaries, as increased in accordance with the Company’s compensation policy, and an annual bonus in accordance with the Performance Compensation Plan and the Incentive Compensation Plan. These executives are entitled to participate in any stock options, restricted stock or performance shares awards and other compensation as the Company’s Human Resources and Compensation Committee shall determine, as well as all employee benefit programs of the Company applicable to senior executives, and the Company will provide certain perquisites, including financial planning, an automobile allowance and club membership.

The agreements currently provide that they will be automatically renewed for successive one year periods unless a six month notice of non-renewal is given by the Company or the executive. However, the Company has the right to terminate the executive’s employment at any time upon thirty days notice either with or without Cause, and the executive has the right to resign at any time upon thirty days notice. “Cause” is defined in the agreements as the executive’s willful failure to perform his or her duties, disability or incapacity extending for nine consecutive months, willful misconduct, conviction of a felony, breach of any material provision of the employment agreement, or a determination by the Board that the executive has committed fraud, embezzlement, theft or misappropriation against the Company. If the executive’s employment is terminated by the Company other than for Cause, or if the executive terminates his or her employment following certain actions by the Company defined in the agreements as “Good Reason,”, the executive will be entitled to receive certain compensation and benefits. “Good Reason” includes the Company’s materially failing to comply with the agreement, materially reducing the executive’s responsibilities or requiring the executive to relocate. In the case of such a termination, the executive will receive for two years: (i) the executive’s base salary and bonus (calculated to be no less than the annual percentage of base salary under the bonus plans for the last fiscal year prior to termination) paid, at the executive’s election, in either a lump sum on the regularly scheduled payroll date coinciding with or immediately preceding March 15 of the calendar year following the calendar year of termination, or in equal biweekly installments up until the regularly scheduled payroll date coinciding with or immediately preceding March 15 of the year following termination, at which time any balance will be paid in a lump sum, (ii) immediate vesting of outstanding stock options and immediate vesting and payout of earned performance-accelerated restricted shares, and (iii) continuation of certain employee benefits and perquisites. If the executive’s employment is terminated in connection with a Change in Control (as defined in the agreements), the executive will not receive the foregoing benefits, and will receive instead the benefits payable under the Company’s Severance Plan. See “Potential Payments Upon Termination or Change in Control,” below.

The employment agreements prohibit the executives from disclosing confidential information or trade secrets concerning the Company, and for a period of two years from soliciting employees of the Company and from soliciting customers or distributors of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments/Benefits Upon Change in Control

Severance Plan.  The Company has established a Severance Plan (the “Plan”) covering the executive officers. Under the Plan, following an occurrence of a “Change of Control,” as defined in the Plan (see ‘‘Other Compensation Elements — Severance Plan” in the Compensation Discussion and Analysis section), each of the executive officers will be entitled to be employed by the Company for a three year employment period during which he or she will: (i) be paid a minimum base salary equal to his or her base salary prior to the Change of Control, plus a minimum annual bonus based on the average of his or her bonuses during the last five preceding fiscal years, disregarding the highest and lowest such years, and (ii) continue to receive the employee benefits to which he or she was entitled prior to the Change of Control. If the executive officer’s employment is terminated by the Company during this employment period other than for death, disability or “Cause” as defined in the Plan, or the executive officer terminates his or her employment during the employment period following certain specified actions by the Company (“Good Reason”), such as materially failing to comply with the provisions of the Plan, a material diminution in his or her authority, duties or responsibilities or base salary, or requiring him or her to relocate, he or she will be entitled to receive, among other things, a cash lump sum equal to the aggregate of: (i) any unpaid current base salary; (ii) any unpaid deferred compensation; (iii) a bonus calculated by multiplying the average of the past five years bonus percentages (ratio of annual bonus to annual base salary), disregarding the highest and lowest percentages, times the base salary earned from the start of the fiscal year in which the termination occurred to the date of the termination; and (iv) an amount calculated by multiplying two times the sum of (x) the current annual base salary and (y) such annual base salary multiplied by the average of the past five years’ bonus percentages (ratio of annual bonus to annual base salary), disregarding the highest and lowest percentages.

The Company may amend the Plan, but no amendment adverse to the rights of an executive officer under the Plan will be effective unless notice of the amendment has been given by the Company to the executive officer at least one year before a Change of Control occurs.

Incentive Plan Awards.  The terms of the Company’s outstanding performance-accelerated restricted stock awards provide that upon a change in control (defined in the awards substantially the same as in the Severance Plan), any portion of the award for which the acceleration criteria have been met will be distributed, and the remainder of the award will be accelerated and distributed at the end of the fiscal year in which the change in control occurs, unless prior to the distribution the executive officer resigns without good reason or is terminated for cause.

Payments/Benefits Upon Death or Disability

If the executive officer’s employment were to be terminated because of death or disability, under the executive officer’s employment agreement with the Company the executive officer (or his or her beneficiaries) would receive benefits under the Company’s disability plan or the Company’s life insurance plans, as applicable. In addition, the executive officer’s vested stock options would remain exercisable for three months in the case of death and for one year in the case of disability.

Payments/Benefits Upon Termination by the Employee With Good Reason or by the Company Without Cause

If prior to a Change of Control, the executive officer’s employment were to be terminated by the Company other than for cause, death or disability or by the executive officer for Good Reason, the Company would be required under the executive officer’s employment agreement to continue to pay the executive officer’s base salary and bonus for two years following termination; however, the executive officer could elect to receive these payments in lump sums on or about March 15 of the calendar year following the calendar year in which the termination occurs. In addition, certain employee benefits would continue after the termination, the executive officer’s outstanding stock options would vest and become exercisable, and his or her earned but unvested shares of performance-accelerated restricted stock would vest and be distributed. These payments and benefits would be conditioned upon the executive officer not soliciting employees, customers or distributors of the Company for a period of two years after termination. In addition, the executive officer would be required to execute the Company’s standard severance agreement and release.

Payments Upon Termination by the Employee Without Good Reason

If the executive officer were to terminate his or her employment without Good Reason, the executive officer would not be entitled to payment of continued compensation or benefits. The Human Resources and Compensation Committee of the Board of Directors could agree, in its discretion, to permit the executive officer to exercise his or her vested stock options for three months after such termination.

Payments Upon Termination by the Company for Cause

If the executive officer’s employment were to be terminated by the Company for Cause, under the employment agreement the executive officer would not be entitled to payment of continued compensation or benefits. The Human Resources and Compensation Committee of the Board of Directors could agree, in its discretion, to permit the executive officer to exercise his or her vested stock options for three months after such termination.

Incremental Compensation in the Event of Termination As A Result of Certain Events

The following tables reflect the additional compensation and benefits to be provided to the executive officers of the Company in the event of a termination of employment at, following, or in connection with a Change of Control or for the other listed reasons. The amounts shown assume that the termination was effective as of the close of business on September 30, 2012, the end of the Company’s last fiscal year. The actual amounts to be paid would be determinable only at the time of the actual termination of employment.

V.L. Richey, Jr.:

Pay Element	Change in Control		Death	Disability	Termination by Employee for Good Reason or by Employer Without Cause		Termination by Employee Without Good Reason	Termination by Employer for Cause
Cash Compensation:
Base salary	$0		$0	$0	$1,580,000	(1)	$0	$0
Bonus	662,020	(2)	0	0	1,050,000	(3)	0	0
Severance payment	2,904,040	(4)	0	0	0		0	0
Total Cash Compensation	$3,566,060		$0	$0	$2,630,000		$0	$0
Long-Term Incentive Awards:
Performance accelerated restricted stock:(5)
Earned	$1,066,433	(6)	$0	$0	$1,066,433		$0	$0
Unearned (accelerated)	5,669,497	(6)	0	0	0		0	0
Total Awards	$6,735,930		$0	$0	$1,066,433		$0	$0
Total Direct Compensation	$10,301,990		$0	$0	$3,696,433		$0	$0
Benefits:(7)
Broad-based benefits	$59,504		$0	$0	$5,818		$0	$0
Retirement benefits	0		0	0	0		0	0
Other executive benefits/perquisites	87,974		0	0	94,037		0	0
Total Benefits	$147,478		$0	$0	$99,855		$0	$0
Total Incremental Compensation	$10,449,468		$0	$0	$3,796,288		$0	$0
Section 280G Reduction:(8)	$(683,556)		$0	$0	$0		$0	$0
Total Incremental Compensation After Reduction	$9,765,912		$0	$0	$3,796,288		$0	$0

G.E. Muenster:

Pay Element	Change in Control		Death	Disability	Termination by Employee for Good Reason or by Employer Without Cause		Termination by Employee Without Good Reason	Termination by Employer for Cause
Cash Compensation:
Base salary	$0		$0	$0	$1,052,000	(1)	$0	$0
Bonus	369,778	(2)	0	0	568,000	(3)	0	0
Severance payment	1,791,556	(4)	0	0	0		0	0
Total Cash Compensation	$2,161,334		$0	$0	$1,620,000		$0	$0
Long-Term Incentive Awards:
Performance accelerated restricted stock:(5)
Earned	$521,561	(6)	$0	$0	$521,561		$0	$0
Unearned (accelerated)	2,560,409	(6)	0	0	0		0	0
Total Awards	$3,081,970		$0	$0	$521,561		$0	$0
Total Direct Compensation	$5,243,304		$0	$0	$2,141,561		0	$0
Benefits:(7)
Broad-based benefits	$26,337		$0	$0	$2,139		$0	$0
Retirement benefits	0		0	0	0		0	0
Other executive benefits/perquisites	82,080		0	0	91,445		0	0
Total Benefits	$108,417		$0	$0	$93,584		$0	$0
Total Incremental Compensation	$5,351,721		$0	$0	$2,235,145		$0	$0
Section 280G Reduction:(8)	$(755,751)		$0	$0	$0		$0	$0
Total Incremental Compensation After Reduction	$4,595,970		$0	$0	$2,235,145		$0	$0

A.S. Barclay:

Pay Element	Change in Control		Death	Disability	Termination by Employee for Good Reason or by Employer Without Cause		Termination by Employee Without Good Reason	Termination by Employer for Cause
Cash Compensation:
Base salary	$0		$0	$0	$624,000	(1)	$0	$0
Bonus	182,832	(2)	0	0	268,000	(3)	0	0
Severance payment	989,664	(4)	0	0	0		0	0
Total Cash Compensation	$1,172,496		$0	$0	$892,000		$0	$0
Long-Term Incentive Awards:
Performance accelerated restricted stock:(5)
Earned	$209,207	(6)	$0	0	$209,207		$0	$0
Unearned (accelerated)	1,255,749	(6)	0	0	0		0	0
Total Awards	$1,464,956		$0	$0	$209,207		$0	$0
Total Direct Compensation	$2,637,452		$0	$0	$1,101,207		$0	$0
Benefits:(7)
Broad-based benefits	$49,456		$0	$0	$5,818		$0	$0
Retirement benefits	0		0	0	0		0	0
Other executive benefits/perquisites	74,684		0	0	83,650		0	0
Total Benefits	$124,140		$0	$0	$89,468		$0	$0
Total Incremental Compensation	$2,761,592		$0	$0	$1,190,675		$0	$0
Section 280G Reduction:(8)	$(190,773)		$0	$0	$0		$0	$0
Total Incremental Compensation After Reduction	$2,570,819		$0	$0	$1,190,675		$0	$0

Footnotes to the Above Three Tables:

(1)	As calculated under the terms of the executive officer’s employment agreement. The amount shown represents the annual base salary in effect at September 30, 2012 multiplied by two.
(2)	As calculated under the terms of the Severance Plan. The amount shown is in lieu of any annual bonus for fiscal 2012 which would have otherwise been paid except for the termination.
(3)	As calculated under the terms of the executive officer’s employment agreement. The amount shown represents the annual cash bonus target for fiscal 2012 multiplied by two.
(4)	As calculated under the terms of the Severance Plan.
(5)	Represents the value of Shares that would be distributed, based on the closing price of the Company’s common stock of $38.85 on September 28, 2012, the last trading day of the Company’s 2012 fiscal year.
(6)	These amounts would be payable to the executive officer even if the officer’s employment is not terminated in connection with the change in control. See “Payments/Benefits Upon Change in Control — Incentive Plan Awards” on page 36.
(7)	The amounts shown represent the projected cost to continue benefits in accordance with the executive officer’s employment agreement and the provisions of the Severance Plan. Included in Total Benefits are broad-based benefits (health insurance, life and disability premiums), financial planning, automobile, club dues and tax gross-up on club fees, plus an estimated outplacement fee of $15,000.
(8)	Under Internal Revenue Code Section 280G, certain payments made to an executive officer in the event of a Change in Control are subject to a “golden parachute” excise tax under Code section 4999. The Severance Plan provides that if any compensation paid to the executive officer upon a Change in Control causes this excise tax to be imposed, the compensation would be reduced if and to the extent that the reduction would create a more favorable net-after-tax benefit to the executive officer. Based on the calculations prescribed under section 280G as applied to the amounts shown in the table, the executive officer would be subject to this excise tax in the event of a Change in Control, and therefore the officer’s compensation would be reduced by the amount shown.

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OTHER INFORMATION

AUDIT-RELATED MATTERS

Approval of Audit and Permitted Non-Audit Services

The Audit and Finance Committee has adopted pre-approval policies and procedures requiring that the Committee pre-approve all audit and permitted non-audit services to be provided by the Company’s independent registered public accounting firm. In accordance with this policy, the Committee has pre-approved and has set specific quarterly limitations on fees for the following categories of services: general accounting and SEC consultation, compliance with pertinent legislation, general taxation matters and tax returns. Services which have not received specific pre-approval by the Committee must receive such approval prior to the rendering of the services.

Auditor Fees and Services

The Company has paid the following fees to KPMG LLP, its independent registered public accounting firm, for services rendered for each of the last two fiscal years. All of these fees were pre-approved by the Committee.

	2012	2011
Audit Fees(1)	$1,056,000	$1,041,000
Audit-Related Fees(2)	20,000	0
Tax Fees(3)	0	0
All Other Fees	0	0
Total	$1,076,000	$1,041,000

(1)	Audit Fees primarily represent amounts paid for the audit of the Company’s annual financial statements, reviews of financial statements included in the Company’s SEC Forms 10-Q and 10-K, the performance of statutory audits for certain of the Company’s foreign subsidiaries, and services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years, including expressing an opinion on the Company’s internal control over financial reporting.
(2)	Audit-Related Fees represent amounts paid for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and which are not included in Audit Fees above. Audit-Related Fees for 2012 consisted of $20,000 in acquisition due diligence services.
(3)	Tax Fees represent amounts paid for tax compliance, tax advice and tax planning services.

Report of the Audit and Finance Committee

The Audit and Finance Committee oversees and monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012, including a discussion of the quality and the acceptability of the Company’s financial reporting practices and the internal controls over financial reporting.

The Committee reviewed with KPMG LLP, the independent registered public accounting firm which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee discussed with KPMG LLP its independence from management and the Company, including the impact of any non-audit-related services provided to the Company, the matters in that firm’s written disclosures and the letter from KPMG LLP to the Committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence. The Committee also discussed with the independent accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB.

Further, the Committee discussed with the Company’s internal audit executive and KPMG LLP the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit executive and representatives of the independent accountants, with and without management present, to discuss the results of the examinations, their evaluations of the Company’s internal controls (including internal controls over financial reporting), and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the Securities and Exchange Commission. The Committee also evaluated and reappointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2013.

The Audit and Finance Committee

J.M. Stolze, Chairman
J.M. McConnell
D.C. Trauscht

SECURITIES OWNERSHIP

Securities Ownership Of Directors and Executive Officers

The following table sets forth certain information with respect to the number of Shares beneficially owned by the directors and executive officers of the Company as of December 7, 2012, the record date for the Annual Meeting. For purposes of this table and the following table, the “beneficial ownership” of Shares means the power, either alone or shared with one or more other persons, to vote or direct the voting of the Shares, and/or to dispose of or direct the disposition of the Shares, and includes any Shares with respect to which the named person had the right to acquire beneficial ownership within the next 60 days. Unless otherwise noted, each person had the sole voting and dispositive power over the Shares listed.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares(1)
A.S. Barclay	81,563		(2)
J.M. McConnell	18,540		(2)
G.E. Muenster	129,201		(2)
V.L. Richey, Jr.	250,123		(2)
L.W. Solley	20,150		(2)
J.M. Stolze	39,400	(3)	(2)
D.C. Trauscht	30,400		(2)
J.D. Woods	26,625		(2)
All directors and executive officers as a group (8 persons)	596,002		2.3%

(1)	Based on 26,392,634 Shares outstanding as of the record date.
(2)	Less than 1.0%.
(3)	Includes 17,400 stock equivalents credited to Mr. Stolze’s deferred compensation account under the Compensation Plan for Non-Employee Directors, which he has a right to receive in Shares in the event of his retirement as a director.

Securities Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to each person known by the Company as of the dates set forth in the footnotes below to beneficially own more than five percent of the outstanding Shares as of December 7, 2012, the record date for the Annual Meeting:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares(1)
Columbia Wanger Asset Management, LLC 227 West Monroe St. Chicago, IL 60606	3,797,500	(2)	14.4%
Waddell & Reed Financial, Inc. 6300 Lamar Ave. Overland Park, KS 66202	3,090,864	(3)	11.7%
BlackRock, Inc. 40 East 52nd St. New York, NY 10022	1,994,937	(4)	7.6%
Wellington Management Company, LLP 280 Congress St. Boston, MA 02210	1,546,619	(5)	5.9%
The Vanguard Group, Inc. 400 Devon Park Drive Wayne, PA 19087	1,492,351	(6)	5.7%

(1)	Based on 26,392,634 Shares outstanding as of the record date.
(2)	Based on information provided as of October 31, 2012 by Columbia Wanger Asset Management, LLC, the investment advisor to the following registered owners: Columbia Acorn Fund, 2,200,000 Shares; Columbia Acorn USA, 835,000 Shares; Wanger USA, 297,300 Shares; Wanger US Smaller Companies, a portfolio of Wanger Investment Company PLC, 25,000 Shares; Fairfax County Employees’ Retirement, 26,000 Shares; V.P.-Columbia Wanger US Equities, 220,000 Shares; Oregon State Treasury, 130,000 Shares; and Optimum Small-Mid Cap Growth, 64,200 Shares. The owners share voting and dispositive power over these shares with Columbia Wanger Asset Management, LLC.
(3)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2012 by Waddell & Reed Financial, Inc., which holds sole voting and dispositive powers over these Shares as the parent company of certain investment advisers to numerous registered owners.
(4)	Based on information contained in a Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc., which holds sole voting and dispositive powers over these Shares.
(5)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2012 by Wellington Management Company, LLP, which holds shared voting power over 1,148,087 Shares and shared dispositive power over 1,546,619 Shares as the investment adviser to numerous registered owners.
(6)	Based on information provided as of September 30, 2012 and October 31, 2012 by The Vanguard Group, Inc., which has voting power over 37,818 of these Shares and shares investment power over 36,818 of these Shares with Vanguard Fiduciary Trust Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the SEC initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2012, all Section 16(a) reports applicable to its officers, directors and greater than ten percent beneficial owners were timely filed.

SHAREHOLDER PROPOSALS

In order for a shareholder of the Company to formally nominate an individual for election as a director, the Company’s Articles of Incorporation require that notice of the nomination must be given to the Company in advance of the meeting at which the election is to be held. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 50 days notice or prior public disclosure of the date of the meeting, then the shareholder must give such notice within ten days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The notice of nomination must include certain information regarding both the proponent and the proposed nominee, as specified in the Articles of Incorporation. Shareholders may also recommend director candidates to the Nominating and Corporate Governance Committee for consideration as described under “Nominating and Corporate Governance Committee” on page 17.

In order for a shareholder to bring any other business before a shareholder meeting, notice must be given to the Company within the time limits described in the preceding paragraph. Such notice must include a description of the proposed business, the reasons for proposing to conduct the business, and other matters as specified in the Articles of Incorporation. The Board may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

The above requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement. Proposals of shareholders intended to be presented at the 2014 Annual Meeting must be received by the Company by August 21, 2013 if the proponent wishes to have them included in the Company’s proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with SEC regulations governing the solicitation of proxies.

In each case, the notice required to be given to the Company must be directed to the Secretary of the Company, whose address is 9900A Clayton Road, St. Louis, MO 63124-1186. Any shareholder desiring a copy of the Company’s Articles of Incorporation or Bylaws will be furnished one without charge upon written request to the Secretary.

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APPENDIX A

ESCO TECHNOLOGIES, INC.
2013 INCENTIVE COMPENSATION PLAN

1.	Purpose of the Plan.

The ESCO Technologies Inc. 2013 Incentive Compensation Plan (the “Plan”) has been established by ESCO Technologies Inc., a Missouri corporation (the “Company”), to:

(a)  attract and retain executive, managerial and other employees;

(b)  motivate participants, by means of appropriate incentives, to achieve long-range goals;

(c)  provide incentive compensation opportunities that are competitive with those of other similar businesses; and

(d)  in the case of stock-based awards, further align a participant’s interests with those of the Company’s stockholders through compensation that is based on the Company’s common stock, and thereby promote the long-term financial interests of the Company, including the growth in value of the Company’s equity and enhancement of long-term stockholder returns.

2.	Awards Under the Plan.

Awards granted under the Plan shall be stock options as described in Section 7 (“Stock Options”), stock appreciation rights as described in Section 8 (“Stock Appreciation Rights”), performance-accelerated restricted stock awards as described in Section 9 (“Performance-Accelerated Restricted Stock Awards”), restricted stock awards as described in Section 10 (“Restricted Stock Awards”), awards based in stock other than Stock Options, Stock Appreciation Rights, Performance-Accelerated Restricted Stock Awards or Restricted Stock Awards as described in Section 11 (“Other Stock-Based Awards”), and long term incentive awards as described in Section 12 (“Long Term Incentive Awards”). It is intended that certain Stock Options granted under the Plan will qualify as incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and that other Stock Options granted hereunder will not qualify as Incentive Stock Options.

3.	Stock Subject to the Plan.

Seven hundred thousand (700,000) shares of the authorized but unissued common stock, par value of $0.01 per share, of the Company (“Common Stock”) have been allocated to the Plan for awards under the Plan. The following shares of Common Stock which were authorized but not awarded under the ESCO Technologies Inc. 2004 Incentive Compensation Plan (“2004 Plan”) shall also be available for awards under this Plan: (i) 249,107 shares that could have been used in the aggregate for Performance Share Awards (as defined in the 2004 Plan), Restricted Stock Awards and any other awards wherein actual shares of Common Stock were distributed without any payment by the participant; plus (ii) an additional five hundred thousand (500,000) shares, provided that the shares described in this clause (ii) may only be used for Stock Options and any other awards wherein actual shares of Common Stock are distributed which require payment by the participant. The Company may, in its discretion, use shares held in the Treasury in lieu of authorized but unissued shares. The number of shares allocated to the Plan shall be adjusted to reflect subsequent stock dividends, stock splits, reverse stock splits and similar matters affecting the number of outstanding shares of Common Stock. If any Stock Option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan. In the event any award of shares related to Performance-Accelerated Restricted Stock Awards, Restricted Stock Awards or Other Stock-Based Awards is cancelled on account of termination of a participant's employment, failure to meet performance objectives, or for any other reason, the shares related to such cancelled award shall again be available for purposes of the Plan. The number of shares with respect to which Stock Options and Stock Appreciation Rights may be granted to any individual during any calendar year may not exceed one hundred fifty thousand (150,000) shares.

4.	Administration.

The Plan shall be administered by the Committee referred to in Section 5 (the “Committee”). Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the individuals to whom, and the time or times at which, Stock Options, Stock Appreciation Rights, Performance-Accelerated Restricted Stock Awards, Restricted Stock Awards, Other Stock-Based Awards and Long Term Incentive Awards shall be granted and, in the case of stock based awards, the number of shares to be subject to each award. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the Company's success, prior stock option exercises, Performance-Accelerated Restricted Stock Award distributions, and such other factors as the Committee, in its discretion, shall deem relevant. Subject to the express provisions of the Plan, the Committee shall also have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Stock Option, Stock Appreciation Rights, Performance-Accelerated Restricted Stock Award, Restricted Stock Award, Other Stock-Based Award and Long Term Incentive Award agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to in this Section 4 shall be conclusive. The Committee may delegate to the Chief Executive Officer the authority to grant Stock Options of up to 10,000 shares of Common Stock each (and 50,000 per year in the aggregate) to employees who are not reporting persons under Section 16 of the Securities Exchange Act of 1934 or covered employees (as defined in Section 162(m) of the Internal Revenue Code).

5.	The Committee.

The Committee shall be the Human Resources and Compensation Committee of the Board of Directors and shall at all times be constituted to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or any successor to such Rule, and the requirements of the New York Stock Exchange or other applicable exchange. In addition, such Committee shall consist solely of two or more outside directors as defined in Section 162(m) of the Code.

6.	Eligibility.

(a)  Stock Options, other than Incentive Stock Options, and Stock Appreciation Rights may be granted only to full-time or part-time employees of the Company or its subsidiaries.

(b)  Incentive Stock Options may be granted only to full-time or part-time employees of the Company or its Qualifying Corporate Subsidiaries.

(c)  Performance-Accelerated Restricted Stock Awards, Restricted Stock Awards, Other Stock-Based Awards and Long Term Incentive Awards may be granted only to full time employees (or such other employees as the Company may determine) of the Company or its subsidiaries who are determined by the Committee in its discretion to be management personnel important to the future success of the Company; such management personnel may, but need not be, officers of the Company or of its subsidiaries or divisions.

(d)  For purposes of these eligibility requirements:

(i)  the term “employees” does not include temporary employees nor directors who are not otherwise employees of the Company or its subsidiaries;

(ii)  a “subsidiary” (other than a Qualifying Corporate Subsidiary) means any domestic or foreign corporation, limited liability company, partnership or other entity in which the Company controls, directly or indirectly, 50% or more of the voting power or equity interests;

(iii)  a “Qualifying Corporate Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Incentive Stock Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or such other meaning as may be hereafter ascribed to it in Section 424 of the Code; and

(iv)  the term “corporation” has the meaning ascribed to it in Internal Revenue Regulations Section 1.421-1(i)(1).

7.	Stock Option Awards.

(a)  Option Prices.  The purchase price of the Common Stock under each Stock Option shall not be less than 100% of the fair market value of the stock at the time of the granting of the Stock Option. Such fair market value shall generally be the closing price of the Common Stock as traded on the New York Stock Exchange on the day the Stock Option is granted; provided, however, that the Committee may adopt any other criterion for the determination of such fair market value as it may determine to be appropriate.

(b)  Exercise of Stock Options.  The purchase price is to be paid in full upon the exercise of the Stock Option, either (i) in cash, (ii) by the tender to the Company (either actually or by attestation) of shares of Common Stock, owned by the optionee for at least six (6) months, having a fair market value equal to the cash exercise price of the Stock Option being exercised, with the fair market value of such stock to be determined in such appropriate manner as may be provided for by the Committee or as may be required in order to comply with, or to conform to the requirements of, any applicable laws or regulations, (iii) by any combination of the payment methods specified in clauses (i) and (ii) hereof, or (iv) such other methods determined by the Committee; provided that, no shares of Common Stock may be tendered in exercise of an Incentive Stock Option if such shares were acquired by the optionee through the exercise of an Incentive Stock Option unless (i) such shares have been held by the optionee for at least one year and (ii) at least two years have elapsed since such prior Incentive Stock Option was granted. In addition, the optionee may effect a “cashless exercise” of a Stock Option in lieu of paying the exercise price in cash or shares of Common Stock owned by the optionee by means of a “same day sale” in which the option shares are sold through a broker selected by the optionee and a portion of the proceeds to cover the exercise price and any taxes due is paid to the Company, or except as otherwise provided by the rules and procedures adopted by the Committee.

(c)  Option Exercise Proceeds.  The proceeds from the exercise of Stock Options are to be added to the general funds of the Company or to the shares of Common Stock held in Treasury, and used for its corporate purposes as the Company shall determine.

(d)  Incentive Stock Option Amounts.  The maximum aggregate fair market value (determined at the time an Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under all plans of the Company and its subsidiaries) shall not exceed $100,000.

(e)  Term of Stock Options.  The term of each Stock Option shall be not more than five (5) years from the date of granting thereof or such shorter period as is prescribed by the Committee in the Stock Option agreement or as prescribed in subsection (f) following. Within such limit, Stock Options will be exercisable at such time or times, and subject to such restrictions and conditions, as the Committee shall, in each circumstance, approve, which need not be uniform for all optionees; provided, however, that except as provided in subsections (f) and (g) following, no Stock Option may be exercised at any time unless the optionee is then an employee of the Company or a subsidiary and has been so employed continuously since the granting of the Stock Option. The holder of a Stock Option shall have none of the rights of a shareholder with respect to the shares subject to option until such shares shall be issued to him upon the exercise of his Stock Option.

(f)  Termination of Employment.  The holder of any Stock Option issued hereunder must exercise the Stock Option prior to his termination of employment, except that if the employment of an optionee terminates with the consent and approval of his employer, the Committee or its designee, may, in its absolute discretion, permit the optionee to exercise his Stock Option, to the extent that he was entitled to exercise it at the date of such termination of employment, at any time within three (3) months after such termination (within one (1) year in the case of termination of employment on account of retirement on or after age 60 (“Retirement”)), but not after five (5) years, or such shorter option term as specified by the award notice, from the date of the granting thereof. The Committee may delegate its authority to extend a Stock Option beyond termination of employment hereunder to such employee or employees as it deems appropriate, so long as the optionees whose options have been extended by such employee or employees are not reporting persons under Section 16 of the Securities Exchange Act of 1934 or covered employees (as defined in Section 162(m) of the Internal Revenue Code). If the optionee terminates employment on account of disability he may exercise such Stock Option to the extent he was entitled to exercise it at the date of such termination at any time within one (1)

year of the termination of his employment but not after five (5) years or such shorter period as specified by the Stock Option agreement, from the date of the granting thereof. For this purpose a person shall be deemed to be disabled if he is permanently and totally disabled within the meaning of Section 422(c) (6) of the Code, which, as of the date hereof, shall mean that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. A person shall be considered disabled only if he furnishes such proof of disability as the Committee may require. Stock Options granted under the Plan shall not be affected by any change of employment so long as the holder continues to be an employee of the Company or a subsidiary thereof. The Stock Option agreements may contain such provisions as the Committee shall approve with reference to the effect of approved leaves of absence. Nothing in the Plan or in any Stock Option granted pursuant to the Plan shall confer on any individual any right to continue in the employ of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary thereof to terminate his employment at any time.

(g)  Death of Holder of Stock Option.  In the event of the death of an individual to whom a Stock Option has been granted under the Plan while he is employed by the Company or a subsidiary or (if the Committee or its designee has approved an extension under (f), above) within three (3) months after the termination of his employment (or within one (1) year in the case of the termination of employment of a Stock Option holder on account of Retirement or who is disabled as above provided), the Stock Option theretofore granted to him may be exercised, to the extent that he was entitled to exercise it at the date of such death, by a legatee or legatees of the Stock Option holder under his last will, or by his personal representatives or distributees, at any time within a period of one (1) year after his death, but not after five (5) years, or such shorter period as specified by the Stock Option agreement, from the date of granting thereof.

(h)  Non-Transferability of Stock Options.  Each Stock Option granted under the Plan shall, by its terms, be non-transferable otherwise than by will or the laws of descent and distribution, and may be exercised, during the lifetime of the holder thereof, only by him. Notwithstanding the foregoing, the Committee may permit a Stock Option which is not an Incentive Stock Option to be transferred to a trust for the benefit of immediate family member(s) or a partnership, limited liability company, or similar entity in which such immediate family member(s) comprise the majority partners or equity holders. For purposes of this provision, a Stock Option holder’s immediate family shall mean the Stock Option holder's spouse, children and grandchildren.

(i)  Successive Stock Option Grants.  Successive Stock Option grants may be made to any holder of Stock Options under the Plan.

(j)  Vesting.  The Committee may, in its sole discretion, determine the criteria upon which options may vest including, but not limited to: stock price, continued service, performance measures, or other measures. The Committee in each circumstance shall approve the criteria which need not be uniform for all optionees.

8.	Stock Appreciation Rights Awards (SAR).

(a)  Grant.  At the time of grant of a Stock Option, the Committee, in its discretion, may grant to the optionee under the Plan an alternative SAR for all or any part of the number of shares covered by his Stock Option. The SAR agreement shall specify the Stock Options in respect of which the alternative SAR is granted. Any subsequent exercise of a Stock Option by the holder thereof who also holds an alternative SAR shall reduce his alternative SAR by the same number of shares as to which his Stock Option is exercised. Any exercise of his alternative SAR shall reduce his Stock Option by the same number of shares as to which his SAR is exercised. An alternative SAR granted to a Stock Option holder shall specify a time period for exercise of such SAR, which time period may not extend beyond, but may be less than, the time period during which the corresponding Stock Option may be exercised. The failure of the holder of the alternative SAR to exercise such SAR within the time period specified shall not reduce his Stock Option rights.

(b)  Exercise.  The holder of any Stock Option which by its terms is exercisable who also holds an alternative SAR may, in lieu of exercising his Stock Option, elect to exercise his alternative SAR; subject, however, to the limitations on time of exercise hereinafter set forth. Such SAR shall be exercised by the delivery to the Company of a written notice which shall state that the optionee elects to exercise his SAR as to the number of shares specified in the notice and which shall further state what portion, if any, of the SAR exercise amount (hereinafter defined) the holder thereof requests be paid to him in cash and what portion, if any, he requests be paid to him in Common Stock. The Committee promptly shall cause to be paid to such holder the SAR exercise amount either in cash, in Common Stock, or any combination of cash and stock as it may determine. Such determination may be either in accordance with the request made by the holder of the SAR or otherwise, in the sole discretion of the Committee. The SAR exercise amount is the excess of the fair market value of one share of Common Stock on the date of exercise over the per Stock Option price for the Stock Option in respect of which the alternative SAR was granted multiplied by the number of shares as to which the SAR is exercised. For the purposes hereof, fair market value of one share of Common Stock on the date of exercise shall be determined as described under Section 7(a).

(c)  Other Provisions of Plan Applicable.  All provisions of this Plan applicable to Stock Options granted hereunder shall apply with equal effect to alternative SARs.

9.	Performance-Accelerated Restricted Stock Awards (PARS Award).

(a)  Performance-Accelerated Restricted Stock; Performance Objectives.  Performance-accelerated restricted stock shall not be issued at the time of award, but the PARS Award shall represent the right to receive shares of Common Stock (or equivalent value) if specified performance objectives and/or service contingencies are achieved (the “PARS”). The performance objectives and/or service contingencies may be established from time to time by the Committee. Performance objectives need not be the same in respect of all participants and may be established separately, at the time of each PARS Award, for the Company as a whole or for its various groups, divisions and subsidiaries, all as the Committee may determine, in its discretion. Subject to section 13(f), the performance objectives may include achievement of specified earnings, cash flow, sales and/or profitability, of the Company or of a division or subsidiary, stock price levels of Common Stock, completion of specified employment periods or any other measure the Committee may adopt.

(b)  Performance-Accelerated Restricted Stock Awards.  PARS Awards shall be made pursuant to performance programs as follows:

(i)  Performance Programs; Awards.  The Committee shall establish one or more performance programs, each with one or more specified objectives and specified performance periods over which the specified objectives are targeted for achievement. Eligible employees may be awarded PARS in any one or more of the performance programs. Awards in any program shall be made to such number of eligible employees as then determined by the Committee. The number of shares per award and the award frequency shall be determined at the discretion of the Committee. In making its determination of who shall be participants in any performance program, the Committee shall take into account such factors as the participant's level of responsibility, job performance, level and types of compensation, number of shares of Common Stock owned, and such other factors as the Committee deems relevant. The Committee may require the participant to own shares of Common Stock as it may determine to be appropriate, or to retain shares upon a PARS distribution until ownership guidelines are achieved. The Committee may also require the participant to provide proof of ownership of such shares and to report any sales or other disposition of shares during the performance period.

(ii)  Notice of PARS Awards.  Upon the granting of any PARS Awards by the Committee, the participant shall be advised of the number of PARS shares awarded to him and of the terms of the PARS Award in a written Notice of Award given to the participant.

(c)  PARS Distribution.  The amount which a holder of the PARS Award shall be entitled to receive if the applicable performance objective(s) is met shall be the percentage of the PARS Award set forth in the individual Notice of Award, or such other form of distribution as the Notice of Award may specify. The Committee may, but is not obligated to, authorize a distribution of a portion of the PARS Award based upon its discretionary evaluation of the Company's financial performance during the period of the PARS Award even if the performance objectives are not fully met. Distributions shall be made in shares of Common Stock (which may include stock with certain restrictions attached), or equivalent value of such Common Stock at the Committee’s discretion. Shares shall be withheld to satisfy the participant’s tax withholdings.

(d)  Conditions to Distribution.  Except as otherwise herein provided or determined by the Committee, a participant, in order to be entitled to receive any distribution in respect of the PARS Award, must be in the employ of the Company or a subsidiary of the Company on the expiration of the relevant performance and/or employment period and must have been continuously in the employ of the Company or a subsidiary from the time of the PARS Award except for leaves of absence which may be approved by the Company. No vested interest in any shares under the PARS Award shall accrue during the term of the performance or employment period and no payment or distribution in respect of the PARS Award shall be required to be made to any participant whose employment with the Company or a subsidiary is terminated, with or without cause, prior to the time he is entitled to receive a distribution hereunder; provided, however, that the Committee, in its absolute discretion, may make such full, pro-rata, or no share distribution as it may determine, to a participant whose employment terminates on account of death, disability, retirement or otherwise prior to the time the participant is entitled to receive distribution in respect of the PARS Award. If termination is on account of death, the Committee may make any distribution it authorizes to the participant's surviving spouse, heirs or estate, as the Committee may determine.

(e)  Determination of Achievement of Objectives.  Not in limitation of its authority as provided for in the preceding section, the Committee, in regard to any performance program adopted by it, may thereafter change or modify the terms of the program, so long as the number of shares subject to the PARS Award to the participant is not reduced, and the Committee may determine reasonably whether any performance objective of any program has been met.

10.	Restricted Stock Awards.

(a)  Grant of Restricted Stock Awards.  Subject to the terms of the Plan, the Committee may also grant eligible employees Restricted Stock Awards, including but not limited to awards of PARS. The terms and conditions of such awards, including restrictions on transfer or on the ability of the participant to make elections with respect to the taxation of the award without the consent of the Committee, shall be determined by the Committee.

(b)  Terms and Conditions.  The Committee may establish terms and conditions under which the participant awarded a Restricted Stock Award shall be entitled to receive a credit equivalent to any dividend payable with respect to the number of shares which, as of the record date for such dividend, have been awarded but not delivered to him or her. Any such dividend equivalent shall be paid to the participants awarded the Restricted Stock Award at the time the shares to which the dividend equivalents apply are delivered to the participant. Any arrangement for the payment of dividend equivalents shall be terminated if, under the terms and conditions established by the Committee, the right to receive shares being held pursuant to the terms of the Restricted Stock Award shall lapse.

11.	Other Stock-Based Awards.

The Committee may from time to time grant Other Stock-Based Awards including without limitation those awards pursuant to which shares may be acquired in the future, such as awards denominated in Common Stock, stock units, securities convertible into Common Stock and phantom securities. The Committee, in its sole discretion, shall determine, and provide in the applicable Agreement for, the terms and conditions of such Other Stock-Based Awards. The Committee may, in its sole discretion, direct the Company to issue shares of Common Stock in respect of Other Stock-Based Awards subject to restrictive legends, stop transfer instructions or other restrictions as it may deem appropriate.

12.	Long Term Incentive Awards.

Long Term Incentive Awards provide for the payment of cash if certain performance targets are met over a specified performance period. The Committee may also permit Long-Term Incentive Awards to be paid in shares of stock subject to restrictions to be determined by the Committee in each specific case. Each performance target and performance period shall be set forth in the relevant Long Term Incentive Award agreement, which need not be uniform for all awardees.

13.	Additional Provisions.

The following additional terms and provisions apply to the Plan:

(a)  The grant of a Stock Option, SAR, PARS, Restricted Stock, or Other Stock-Based Awards to a participant in the Plan shall create no rights in such participant as a shareholder of the Company until such time and to the extent that the participant is delivered shares of Common Stock in satisfaction of such participant's Stock Option, SAR, PARS, Restricted Stock or Other Stock-Based Awards.

(b)  No adjustment shall be made in the shares awarded on account of cash dividends which may be paid, or other rights which may be issued to, the holders of Common Stock during the term of the Plan except as stated in Section 14 below.

(c)  No participant in the Plan shall have any right because of being a participant in the Plan to continue in the employ of the Company or of any of its subsidiaries for any period of time, or any right to a continuation of the participant's present or any other level of compensation; and such rights and powers as the Company now has or which it may have in the future to dismiss or discharge any participant from employment or to change the assignments of any participant are expressly reserved to the Company.

(d)  The Company, at the time any distribution is made under the Plan, shall, where required, withhold from such distribution shares in the amount necessary to satisfy the tax withholding requirements in respect of such distribution. Alternatively, but only if and to the extent specified in the award, the participant may pay the Company the cash amount necessary to satisfy tax withholding requirements, and then the participant shall be entitled to receive delivery of all shares due hereunder. Provided, however, that the previous sentence shall not apply to any distribution under a Performance-Accelerated Restricted Stock Award or other award where such manner of withholding may result in variable accounting or other accounting consequences deemed by the Committee to be adverse to the best interests of the Company.

(e)  Shares of Common Stock delivered pursuant to the terms of the Plan will either be Treasury shares of Common Stock acquired prior to or during the term of the Plan, or authorized but unissued shares of Common Stock as determined by the Company. Subject to the approval of the Plan by the stockholders of the Company, the Directors and officers of the Company are authorized to take such action as may be necessary to provide for the issuance of any and all of the shares which may be necessary to satisfy the Company's obligations hereunder and to cause said shares to be listed on the New York and any other stock exchanges on which Common Stock may at such time be listed. Shares of Common Stock delivered to participants hereunder in satisfaction of a Stock Option, SAR, PARS, Restricted Stock or Other Stock-Based Awards may be restricted stock under the Securities Act of 1933, as presently amended, and the certificates for such shares may have a legend imprinted thereon restricting the resale of said shares except in a registered offering or pursuant to an available exemption from registration.

(f)  Awards may be considered performance-based and, if so, the performance criteria for PARS Awards, Restricted Stock Awards, Other Stock-Based Awards and Long Term Incentive Awards made to any “covered employee” (as defined in Section 162(m) of the Code), and which are intended to qualify as “performance-based compensation” (as defined in Section 162(m) of the Code) (a “162(m) Award”), shall consist of objective tests based on one or more of the following: earnings per share; sales; earnings; cash flow; profitability; customer satisfaction; investor relations; revenues; financial return ratios; market performance; shareholder return and/or value; operating profits (including earnings before income taxes, depreciation and amortization); net profits; earnings per share growth; profit returns and margins; stock price; working capital; business trends; production cost; project milestones; plant and equipment performance; safety; environment; gross margin; operating margin; net margin; expense margins; EBIT margin; EBIT growth; EBITDA margin; EBITDA growth; NOPAT margin; GOPAT; NIBCLs; net assets; working capital; asset turnover; working capital turnover; accounts receivable turnover; accounts payable turnover; inventory turnover; inventory days outstanding; accounts receivable days outstanding; accounts payable days outstanding; debt to equity; debt to capital; current ratio; return on equity; return on assets; return on net assets; return on invested capital; return on gross assets; cash flow return on investment; cash value added; price to earnings ratio; market to book ratio; market to capital ratio; cost of capital; cost of debt; cost of equity; market risk premium; stock price appreciation with or without divisions; total shareholder return; economic value added; economic profit; sales growth percents; EPS growth percents; cash flow growth year over year; return on total capital, or any combination of the foregoing. Performance criteria may be measured solely on a corporate, subsidiary, business unit or individual basis, or a combination thereof. Satisfaction of Common Stock ownership guidelines may also be a prerequisite to payment. If the applicable performance criteria under a 162(m) Award are achieved for a given performance period, the Committee has full discretion to reduce or eliminate the amount otherwise payable for that performance period. Under no circumstances may the Committee use discretion to increase the amount payable to a participant under a 162(m) Award.

(g)  In no event shall the total distributions under this Plan exceed the value of the shares reserved under Section 3 of the Plan (or as said number may be adjusted as provided in Section 14 below).

(h)  Except for adjustments described in Section 14, the terms of outstanding awards may not be amended without stockholder approval to reduce the exercise price of outstanding Stock Options or SARs or to cancel outstanding Stock Options or SARs in exchange for cash or other awards with an exercise price that is less than the exercise price of the original Stock Options or SARs.

(i)  No acceleration of vesting or payment of an award by reason of a change in control of the Company may occur prior to the actual occurrence of the change in control.

14.	Adjustments Upon Changes in Capitalization or Corporate Acquisitions.

Notwithstanding any other provisions of the Plan, the Stock Option and SAR agreements may contain such provisions as the Committee shall determine to be appropriate for the adjustment of the number and class of shares subject to each outstanding Stock Option or SAR and the Stock Option prices and SAR exercise amounts in the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, and, in the event of any such change in the outstanding Common Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares and respective exercise prices as to which Stock Options and SARs which have been granted or may be granted to any individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive. In the event the Company or a subsidiary enters into a transaction described in Section 424(a) of the Code with any other corporation, the Committee may grant a Stock Option or SAR to employees or former employees of such corporation in substitution of a Stock Option or SAR previously granted to them upon such terms and conditions as shall be necessary to qualify such grant as a substitution described in Section 424(a) of the Code. In the event of stock dividends, stock splits or reverse stock splits, affecting the number of shares of Common Stock during the term of the Plan, appropriate revision shall be made (i) in the targeted growth objectives of PARS Awards, and (ii) in the shares awarded to reflect the effect of such stock dividend, stock split or reverse stock split on the interests of the recipients of PARS, Restricted Stock or Other Stock-Based Awards under the Plan. In the event of a special, non-recurring distribution with respect to Common Stock, the Committee may (i) adjust the number of shares subject to each Stock Option and SAR, and the Stock Option price, per share in such manner as the Company deems just and equitable to reflect such distribution, but in no event shall the total number of shares used under the Plan exceed the number authorized under Section 3, (as may be adjusted) and (ii) pay such special bonus or take such other action with respect to PARS, Restricted Stock or Other Stock-Based Awards as it deems just and equitable to reflect such distribution, but in no event shall the total number of shares used under the Plan exceed the number authorized under Section 3 (as may be adjusted).

15.	Amendment and Termination.

Either the Board of Directors or the Committee may at any time terminate the Plan, or make such modifications of the Plan as it shall deem advisable; provided, however, that neither the Board of Directors nor the Committee may, without further approval by the holders of Common Stock, increase (except under the anti-dilution provisions hereof, including those under Section 14) either the maximum number of shares as to which awards may be granted under the Plan or any specified limit on any particular type or types of award, or change the class of employees to whom an award may be granted, or withdraw the authority to administer the Plan from a committee whose members satisfy the requirements of Section 5. No termination or amendment of the Plan may, without the consent of the optionee to whom any Stock Option or SAR shall theretofore have been granted or a participant to whom PARS, Restricted Stock or Other Stock-Based Awards have been made, adversely affect the rights of such optionee under such Stock Option or SAR or participant under such PARS, Restricted Stock or Other Stock-Based Award.

16.	Effectiveness of the Plan.

The Plan shall become effective upon adoption by the Board of Directors subject, however, to its further approval by the shareholders of the Company within twelve (12) months of the date the Plan is adopted by the Board of Directors at a regular meeting of the shareholders or at a special meeting duly called and held for such purpose. Grants of awards may be made prior to such shareholder approval, but all awards made prior to shareholder approval shall be subject to the obtaining of such approval and if such approval is not obtained, such awards shall not be effective for any purpose.

17.	Time of Granting of Stock Option, SAR, PARS, Restricted Stock, Other Stock-Based and Long Term Incentive Awards.

An award under the Plan shall be deemed to be made on the date the Committee or its designee, by formal action of the Committee or its designee duly recorded, makes the award to an eligible employee of the Company or its subsidiaries (but in no event prior to the adoption of the Plan by the Board of Directors), provided that such award is evidenced by a written Stock Option or SAR agreement or notice of award of the PARS, Restricted Stock, Other Stock-Based or Long Term Incentive Award duly executed on behalf of the Company.

18.	Term of Plan.

Unless terminated earlier, pursuant to Section 15, this Plan shall terminate ten (10) years after the date on which it is approved and adopted by the Board of Directors, and no award shall be granted hereunder after the expiration of such ten-year period or earlier termination date. Awards outstanding at the termination of the Plan shall continue in accordance with their terms and shall not be affected by such termination.